                                                                  EXHIBIT 4

                              AIRNET SYSTEMS, INC.

                   ------------------------------------------

                                 LOAN AGREEMENT

                           dated as of August 1, 1998

                   ------------------------------------------

                            The Lenders party hereto,

                                       and

                               NBD BANK, as Agent

                                TABLE OF CONTENTS

Article                                                                     Page
-------                                                                     ----

   I. DEFINITIONS .........................................................    1

      1.1    Certain Definitions...........................................    1
      1.2    Other Definitions; Rules of
               Construction................................................   10

  II. THE COMMITMENTS AND THE ADVANCES.....................................   11

      2.1    Commitment of the Lenders.....................................   11
      2.2    Termination and Reduction of
               Commitments.................................................   11
      2.3    Fees..........................................................   11
      2.4    Disbursement of Advances......................................   12
      2.5    Conditions for First Disbursement.............................   13
      2.6    Further Conditions for Disbursement...........................   14
      2.7    Subsequent Elections as to
               Borrowings; Etc.............................................   15
      2.8    Limitation of Requests and Elections..........................   15
      2.9    Minimum Amounts; Limitation on
               Number of Loans.............................................   15
      2.10   Extension of Termination Dates................................   15

 III. PAYMENTS AND PREPAYMENTS OF ADVANCES.................................   16

      3.1    Principal Payments and Prepayments............................   16
      3.2    Interest Payments.............................................   17
      3.3    Letter of Credit Reimbursement
               Payments....................................................   17
      3.4    Payment Method................................................   19
      3.5    No Setoff or Deduction........................................   19
      3.6    Payment on Non-Business Day;
               Payment Computations........................................   19
      3.7    Additional Costs..............................................   19
      3.8    Illegality and Impossibility..................................   20
      3.9    Indemnification...............................................   21
      3.10   Substitution of Lender........................................   21
      3.11   Applicable Lending Installation...............................   22

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Article                                                                     Page
-------                                                                     ----

  IV. REPRESENTATIONS AND WARRANTIES.......................................   22

      4.1    Corporate Existence and Power.................................   22
      4.2    Corporate Authority...........................................   22
      4.3    Binding Effect................................................   22
      4.4    Subsidiaries..................................................   22
      4.5    Litigation....................................................   23
      4.6    Financial Condition...........................................   23
      4.7    Use of Advances...............................................   23
      4.8    Consents, Etc.................................................   23
      4.9    Taxes.........................................................   23
      4.10   Title to Properties; Acquisition..............................   23
      4.11   ERISA.........................................................   24
      4.12   Environmental Matters.........................................   24
      4.13   No Defaults...................................................   24
      4.14   No Burdensome Restriction.....................................   24
      4.15   FAA Certifications............................................   24
      4.16   Airworthiness Certificates....................................   24

   V. COVENANTS ...........................................................   25

      5.1    Affirmative Covenants.........................................   25

             (a)  Preservation of Corporate
                    Existence, Etc.........................................   25
             (b)  Compliance with Laws, Etc................................   25
             (c)  Maintenance of Properties;
                    Insurance..............................................   25
             (d)  Reporting Requirements...................................   25
             (e)  Accounting; Access to
                    Records, Books, Etc....................................   27
             (f)  Further Assurances.......................................   27

      5.2    Negative  Covenants...........................................   27

             (a)  Net Worth................................................   27
             (b)  Funded Debt to Ratio ....................................   27
             (c)  Cash Flow Coverage Ratio.................................   27
             (d)  Liens....................................................   28
             (e)  Merger; Etc..............................................   28
             (f)  Disposition of Assets, Etc...............................   29
             (g)  Dividends and Other Restricted
                    Payments...............................................   29
             (h)  Investment Loans and Advances............................   29
             (i)  Indebtedness.............................................   29

Article                                                                     Page
-------                                                                     ----
             (j)  Nature of Business.......................................   30
             (k)  Transactions with Affiliates.............................   30
             (l)  Additional Covenants.....................................   30

  VI. DEFAULT..............................................................   30

      6.1    Events of Default.............................................   30
      6.2    Remedies......................................................   32

  VII THE AGENT AND THE LENDERS............................................   33

      7.1    Appointment and Authorization.................................   33
      7.2    Agent and Affiliates..........................................   33
      7.3    Scope of Agent's Duties.......................................   34
      7.4    Reliance by Agent.............................................   34
      7.5    Default.......................................................   34
      7.6    Liability of Agent............................................   34
      7.7    Nonreliance on Agent and
               Other Lenders...............................................   34
      7.8    Indemnification...............................................   35
      7.9    Successor Agent...............................................   35
      7.10   Sharing of Payments...........................................   36
      7.11   Withholding Tax Exemption.....................................   36

VIII. MISCELLANEOUS     ...................................................   37

      8.1    Amendments, Etc...............................................   37
      8.2    Notices.......................................................   37
      8.3    No Waiver By conduct; Remedies
               Cumulative..................................................   38
      8.4    Reliance on and Survival of
               Various Provisions..........................................   38
      8.5    Expenses; Indemnification.....................................   38
      8.6    Successors and Assigns........................................   40
      8.7    Counterparts..................................................   42
      8.8    Governing Law.................................................   42
      8.9    Table of Contents and Headings................................   42
      8.10   Construction of Certain Provisions............................   42
      8.11   Integration and Severability..................................   42
      8.12   Independence of Covenants.....................................   43
      8.13   Interest Rate Limitation......................................   43
      8.14   Judgment and Payment..........................................   43

Article                                                                     Page
-------                                                                     ----
      8.15   Unification of Certain Currencies.............................   43
      8.16   Acknowledgments...............................................   44
      8.17   Year 2000 Problem.............................................   44
      8.18   Waiver of Jury Trial..........................................   44

EXHIBITS
      Exhibit A...................................     Note
      Exhibit B...................................     Request for Advance
      Exhibit C...................................     Request for Conversion
      Exhibit D...................................     Assignment and Acceptance

SCHEDULES
      Schedule 2.10...............................     Extension Request
      Schedule 4.4................................     Subsidiaries
      Schedule 4.5................................     Litigation
      Schedule 4.6................................     Contingent Liabilities
      Schedule 4.12...............................     Environmental Matters
      Schedule 5.2(d).............................     Liens
      Schedule 5.2(i).............................     Indebtedness

            THIS LOAN AGREEMENT, dated as of August 1, 1998 (this "Agreement"), is among AIRNET SYSTEMS, INC., an Ohio corporation (the "Company"), the lenders party hereto from time to time (collectively, the "Lenders" and individually, a "Lender") and NBD BANK, a Michigan banking corporation, as agent for the Lenders (in such capacity, the "Agent").

                                  INTRODUCTION

            The Company desires to obtain a revolving credit facility, including letters of credit, in the aggregate principal amount of $65,000,000, reducing to $50,000,000, for working capital and general corporate purposes, to pay off certain outstanding debt, make acquisitions, and purchase aircraft and equipment, and the Lenders are willing to establish such credit facilities in favor of the Company on the terms and conditions herein set forth.

            In consideration of the premises and of the mutual agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS

            1.1 Certain Definitions. As used herein the following terms shall have the following respective meanings:

            "Advance" shall mean any Loan and any Letter of Credit Advance.

            "Affiliate", when used with respect to any Person shall mean any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person. For purposes of this definition "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

            "Applicable Lending Installation" shall mean, with respect to any Advance made by any Lender or with respect to such Lender's Commitment, the office or branch of such Lender or of any Affiliate of such Lender located at the address specified as the applicable lending installation for such Lender set forth next to the name of such Lender in the signature pages hereof or any other office or branch or Affiliate of such Lender or of any Affiliate of such Lender hereafter selected and notified to the Company and the Agent by such Lender.

            "Applicable Margin" shall mean the following margin based upon the Funded Debt Ratio as adjusted on the first day of each fiscal quarter of the Company based upon the Funded Debt Ratio as of the last day of the fiscal quarter preceding the fiscal quarter most recently ended, provided, that, the Eurodollar Rate and the Eurocurrency Rate shall not be adjusted pursuant to any change in the Applicable Margin for any outstanding Fixed Rate Loan until after the end of the Interest Period for such Fixed Rate Loan.

==================================================================================================================
Funded Debt Ratio               Applicable Margin for Eurodollar   Applicable Margin for    Applicable Margin for
                                Eurodollar Rate Loans              Facility Fees Under      Letter of Credit Fees
                                and Eurocurrency Rate Loans        Section 2.3(a)           Under Section 2.3(b)
------------------------------------------------------------------------------------------------------------------
less than 1.0                   0.65%                              0.200%                   0.65%
------------------------------------------------------------------------------------------------------------------
greater than or equal to
1.0 but less than 2.0           0.80%                              0.225%                   0.80%
------------------------------------------------------------------------------------------------------------------
greater than 2.0                0.90%                              0.250%                   0.90%
==================================================================================================================

            "Borrowing" shall mean the aggregation of Advances, including each Letter of Credit issuance, of the Lenders to be made to the Company, or continuations and conversions of any Loans, made pursuant to Article II on a single date and, in the case of any Eurodollar Rate Loans and Eurocurrency Rate Loans, for a single Interest Period, which Borrowings may be classified for purposes of this Agreement by reference to the type of Loans or the type of Advance comprising the related Borrowing, e.g., a "Eurodollar Rate Borrowing" is a Borrowing comprised of Eurodollar Rate Loans and a "Letter of Credit Borrowing" is an Advance comprised of a single Letter of Credit.

            "Business Day" shall mean (a) when such term is used in respect of a day on which a Loan denominated in an Eligible Currency is to be made, a payment is to be made in respect of such Loan or any other dealing in such Eligible Currency is to be carried out pursuant to this Agreement, such term shall mean a Eurodollar Business Day which is also a day on which banks are open for general banking business in the city which is the principal financial center of the country of issuance of such Eligible Currency; (b) when such term is used to describe a day on which a borrowing, payment or interest rate determination is to be made in respect of a Eurodollar Loan, such day shall be a Eurodollar Business Day; and (c) when such term is used in any context in this Agreement (including as described in the foregoing clauses (a) and (b)), such term shall mean a day which, in addition to complying with any applicable requirements set forth in the foregoing clauses (a) and (b), is a day other than a Saturday, Sunday or other day on which commercial banks in Detroit or New York are authorized or required by law to close.

            "Capital Lease" of any Person shall mean any lease which, in accordance with generally accepted accounting principles, is or should be capitalized on the books of such Person.

            "Cash Flow Coverage Ratio" shall mean, as of the last day of any fiscal quarter of the Company and determined for the Company and its Subsidiaries on a Consolidated basis, the ratio of (a) EBITDA plus the amount of rent paid under operating leases, and minus the amount of capital expenditures which are not financed by long term debt, in each case for the four consecutive fiscal quarter period then ending, to (b) Interest Expense, plus the amount of rent paid under operating leases, in each case as calculated for the four fiscal quarters then ending, and plus the current portion of Funded Debt as of the last day of such fiscal quarter.

            "Change in Control" shall mean the occurrence of either of the following (a) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of

Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 20% or more of the outstanding shares of voting stock of the Company or (b) during any period of not greater than twelve consecutive months beginning after the Effective Date, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such board of directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Company then in office.

            "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder.

            "Commitment" shall mean, with respect to each Lender, the commitment of each such Lender to make Loans and to participate in Letter of Credit Advances made through the Agent pursuant to Section 2.1, in amounts not exceeding in aggregate principal amount outstanding at any time the respective commitment amounts for each such Lender set forth next to the name of each such Lender in the signature pages hereof, as such amounts may be reduced from time to time pursuant to Section 2.2.

            "Commitment Reduction Date" shall mean the earlier to occur of November __, 1998 or the date on which the Company incurs indebtedness in excess of $40,000,000 in principal amount pursuant to Section 5.2(i)(vi).

            "Consolidated" shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more Persons of the amounts signified by such term for all such Persons determined on a consolidated basis in accordance with generally accepted accounting principles.

            "Contingent Liabilities" of any Person shall mean, as of any date, all obligations of such Person or of others for which such Person is contingently liable, as obligor, guarantor, surety, accommodation party, partner or in any other capacity, or in respect of which obligations such Person assures a creditor against loss or agrees to take any action to prevent any such loss (other than endorsements of negotiable instruments for collection in the ordinary course of business), including without limitation all reimbursement obligations of such Person in respect of any letters of credit, surety bonds or similar obligations (including, without limitation, bankers acceptances) and all obligations of such Person to advance funds to, or to purchase assets, property or services from, any other Person for no purpose other than to maintain the financial condition of such other Person.

            "Contractual Obligation" shall mean as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

            "Default" shall mean any event or condition which might become an Event of Default with notice or lapse of time or both.

            "Defaulting Lender" shall mean any Lender that fails to make available to the Agent such Lender's Loans required to be made hereunder or shall have not made a payment required to be made to the Agent hereunder. Once a Lender becomes a Defaulting Lender, such Lender shall continue as a Defaulting Lender until such time as such Defaulting Lender makes available to the Agent the amount of such Defaulting Lender's Loans and all other amounts required to be paid to the Agent pursuant to this Agreement.

            "Dollar Equivalent" shall mean as of any date, with respect to any amount in a currency other than Dollars, the sum in Dollars resulting from the conversion of such amount from such currency into Dollars at the most favorable spot exchange rate determined by the Agent to be available to it for the purchase of such currency with Dollars at approximately 11:00 a.m. local time of the Applicable Lending Installation of the Agent on such date as a determination of the Dollar Equivalent is made.

            "Dollars" and "$" shall mean the lawful money of the United States of America.

            "EBITDA" shall mean, for any period, Net Income for such period plus all amounts deducted in determining such Net Income on account of (a) Interest Expense, (b) income taxes, and (c) depreciation and amortization expense.

            "Effective Date" shall mean the effective date specified in the final paragraph of this Agreement.

            "Eligible Currency" shall mean such currency (other than Dollars) which are approved and designated as an Eligible Currency by the Lenders, provided that any such currency is and remains readily available, freely traded, in which deposits are customarily offered to banks in the London interbank market, convertible into Dollars in the international interbank market and as to which the Dollar Equivalent may be readily calculated. If, after the designation of any currency as an Eligible Currency, currency control or other exchange regulations are imposed in the country in which such currency is issued with the result that different types of such currency are introduced, or such country's currency is, in the determination of the Agent, no longer readily available or freely traded or as to which, in the determination of the Agent, a Dollar Equivalent is not readily calculable, then the Agent shall promptly notify the Company and such country's currency shall no longer be an Eligible Currency until such time as the Lenders agree to reinstate such country's currency as an Eligible Currency and promptly, but in any event within five (5) Business Days of receipt of such notice from the Agent, the Company with respect to such currency shall repay all Loans in such affected currency or convert such Loans into Loans in Dollars or an Eligible Currency, as applicable, subject to the other terms contained in this Agreement.

            "Environmental Laws" at any date shall mean all provisions of law, statute, ordinances, rules, regulations, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by the government of the United States of America or any foreign government or by any state, province, municipality or other political subdivision thereof or therein, or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning the protection of, or regulating the discharge of substances into, the environment.

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations thereunder.

            "ERISA Affiliate" shall mean, with respect to any Person, any trade or business (whether or not incorporated) which, together with such Person or any Subsidiary of such Person, would be treated as a single employer under
Section 414 of the Code and the regulations promulgated thereunder.

            "Eurocurrency Rate" shall mean, with respect to any Eurocurrency Rate Loan and the related Interest Period, the per annum rate that is equal to the sum of:

            (a) the Applicable Margin, plus

            (b) the rate per annum obtained by dividing (i) the per annum interest rates at which deposits in the relevant Eligible Currency are offered to the Applicable Lending Installation of the Agent by other prime banks in the London interbank market in an amount comparable to such Eurocurrency Rate Loan and for a period equal to such Interest Period at approximately 11:00 a.m. London time two (2) Business Days prior to the first day of such Interest Period, divided by (ii) an amount equal to one minus the stated maximum rate (expressed as a decimal) of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) and other fees, charges and other requirements similar thereto or the functional equivalent thereof which the Agent determines to be market practice to take into account in determining the Eurocurrency Rate that are specified on the first day of such Interest Period by the Board of Governors of the Federal Reserve System (or any successor agency thereto) for determining the maximum reserve requirement with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of such Board) maintained by a member bank of such System or by any other governmental entity, foreign or domestic, all as conclusively determined by the Agent (absent manifest error), such sum to be rounded up, if necessary, to the nearest whole multiple of one sixteenth of one percent (1/16 of 1%); provided that with respect to any Eurocurrency Rate Loans, an alternative formula shall apply if (i) the Company and the Agent shall have agreed to such alternative formula, and (ii) the Agent shall have determined that such alternative formula more accurately compensates the Lenders for the cost of maintaining reserves and similar requirements in respect of such Eurocurrency Rate Loans.

            "Eurocurrency Rate Loan" shall mean a Loan which bears interest at the Eurocurrency Rate.

            "Eurodollar Business Day" shall mean, with respect to any Eurodollar Rate Loan, a day which is both a Business Day and a day on which dealings in Dollar deposits are carried out in the London interbank market.

            "Eurodollar Rate" shall mean, with respect to any Eurodollar Rate Loan and the related Interest Period, the per annum rate that is equal to the sum of:

            (a) the Applicable Margin, plus

            (b) the rate per annum obtained by dividing (i) the per annum rate of interest at which deposits in Dollars for such Interest Period and in an aggregate amount comparable to the amount of such Eurodollar Rate Loan to be made by the Agent in its capacity as a Lender hereunder are offered to the Agent by other prime banks in the London interbank market at approximately 11:00 a.m. London time on the second Eurodollar Business Day prior to the first day of such Interest Period by (ii) an amount equal to one minus the stated maximum rate (expressed as a decimal) of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) that are specified on the first day of such Interest Period by the Board of Governors of the Federal Reserve System (or any successor agency thereto) for determining the maximum reserve requirement with respect to eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of such Board) maintained by a member bank of such System;

all as conclusively determined by the Agent, absent manifest error, such sum to be rounded up, if necessary, to the nearest whole multiple of one one-hundredth of one percent (1/100 of 1%).

            "Eurodollar Rate Loan" shall mean any Loan which bears interest at the Eurodollar Rate.

            "Event of Default" shall mean any of the events or conditions described in Section 6.1.

            "FAA" shall mean, collectively, the United States Department of Transportation and/or United States Federal Aviation Administration and/or the Administrator of the United States Federal Aviation Administration and/or the Secretary of Transportation or any Person, governmental department, bureau, commission or agency succeeding to the functions of any of the foregoing.

            "Federal Funds Rate" shall mean the per annum rate that is equal to the average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published by the Federal Reserve Bank of New York for such day, or, if such rate is not so published for any day, the average of the quotations for such rates received by the Agent from three federal funds brokers of recognized standing selected by the Agent in its discretion;

all as conclusively determined by the Agent, such sum to be rounded up, if necessary, to the nearest whole multiple of one one-hundredth of one percent (1/100 of 1%), which Federal Funds Rate shall change simultaneously with any change in such published or quoted rates or, when used in connection with any Advance in any Eligible Currency, "Federal Funds Rate" shall mean, for any day, an interest rate per annum equal to the local cost of funds rate for obligations in such currency as determined by the Agent.

            "Fixed Rate Loan" shall mean any Eurodollar Rate Loan, Eurocurrency Rate Loan or Negotiated Rate Loan.

            "Floating Rate" shall mean the per annum rate equal to the sum of
(a) the Applicable Floating Rate Margin plus (b) the greater of (i) the Prime Rate in effect from time to time, and (ii) the sum of one-half percent (1/2%) per annum plus the Federal Funds Rate in effect from time to time; which Floating Rate shall change simultaneously with any change in such Prime Rate or Federal Funds Rate, as the case may be.

            "Floating Rate Loan" shall mean any Loan which bears interest at the Floating Rate.

            "Funded Debt" as of any date, shall mean: (a) all debt for borrowed money and similar monetary obligations evidenced by bonds, notes, debentures, Capital Lease obligations or otherwise, including without limitation obligations in respect of the deferred purchase price of properties or assets, in each case whether direct or indirect; (b) all liabilities secured by any Lien existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; (c) all reimbursements obligations under outstanding letters of credit in respect of drafts which (i) may be presented or (ii) have been presented and have not yet been paid, and (d) all Contingent Liabilities relating to any of the obligations of others similar in character to those described in the foregoing clauses (a) through (c), all as determined for the Company and its Subsidiaries on a Consolidated basis.

            "Funded Debt Ratio" shall mean, as of any date, the ratio of (a) Funded Debt as of such date to (b) EBITDA, as calculated for the four consecutive fiscal quarters of the Company most recently ended.

            "Generally Accepted Accounting Principles" shall mean generally accepted accounting principles applied on a basis consistent with that reflected in the financial statements referred to in Section 4.6.

            "Guaranties" shall mean each guaranty executed by any Guarantor, as amended or modified from time to time, which Guaranties shall be in form and substance acceptable to the Agent.

            "Guarantors" shall mean each present and future Subsidiary of the Company.

            "Hazardous Materials" includes, without limitation, any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901, et seq.) and in the regulations adopted and publications promulgated pursuant thereto, or any other federal, state or local government law, ordinance, rule or regulation.

            "Indebtedness" of any Person shall mean, as of any date, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person as lessee under any Capital Lease, (c) all obligations which are secured by any Lien existing on any asset or property of such Person whether or not the obligation secured thereby shall have been assumed by such Person (to the extent of such Lien if such obligation is not assumed), (d) all obligations of such Person for the unpaid purchase price for goods, property or services acquired by such Person, except for trade accounts payable arising in the ordinary course of business that are not past due, (e) all obligations of such Person to purchase goods, property or services where payment therefor is required regardless of whether delivery of such goods or property or the performance of such services is ever made or tendered (generally referred to as "take or pay contracts"), (f) all liabilities of such Person in respect of Unfunded Benefit Liabilities under any Plan of such Person or of any ERISA Affiliate, (g) all obligations of such Person in respect of any interest rate or currency swap, rate cap or other similar transaction (valued in an amount equal to the highest termination payment, if any, that would be payable by such Person upon termination for any reason on the date of determination), and (h) all Contingent Liabilities.

            "Interest Expense" shall mean, for any period, total interest and related expense (including, without limitation, that portion of any Capitalized Lease obligation attributable to interest expense in conformity with Generally Accepted Accounting Principles, amortization of debt discount, all capitalized interest, the interest portion of any deferred payment obligations, all commissions, discounts and other fees and charges owed with respect to letter of credit and bankers acceptance financing, the net costs and net payments under any interest rate hedging, cap or similar agreement or arrangement, prepayment charges, agency fees, administrative fees, commitment fees and capitalized transaction costs allocated to interest expense) paid, payable or accrued during such period, without duplication for any period, with respect to all outstanding Indebtedness of the Company or any of its Subsidiaries, all as determined for the Company and its Subsidiaries on a Consolidated basis.

            "Interest Payment Date" shall mean (a) with respect to any Fixed Rate Loan, the last day of each Interest Period with respect to such Fixed Rate Loan and, in the case of any Interest Period exceeding three months, those days that occur during such Interest Period at intervals of three months after the first day of such Interest Period, and (b) in all other cases, the last Business Day of each March, June, September and December occurring after the date hereof, commencing with the first such Business Day occurring after the date of this Agreement.

            "Interest Period" shall mean, with respect to any Eurodollar Rate Loan or Eurocurrency Rate Loan, the period commencing on the day such Loan is made or converted to a Eurodollar Rate Loan or Eurocurrency Rate Loan and ending on the day which is one, two, three or six months thereafter, as the Company may elect under Section 2.4 or 2.7, and with respect to any Negotiated Rate Loan, the period commencing on the day such Loan is made or converted to a Negotiated Rate Loan and ending the date agreed upon between the Company and the Lenders at the time such Negotiated Rate Loan is made, and, with respect to any Eurodollar Rate Loan or Eurocurrency Rate Loan, and each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the day which is one, two, three or six months thereafter, as the Company may elect under Section 2.4 or 2.7, and, with respect to each Negotiated Rate Loan, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the date agreed upon between the Company and the Lenders at the time such Negotiated Rate Loan is elected to be continued as a Negotiated Rate Loan by the Company, provided, however, that (a) any Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month, (b) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day, (c) no Interest Period which would end after the Termination Date shall be permitted and (d) any Interest Period pertaining to a Eurocurrency Rate Loan denominated in an Eligible Currency being replaced by the currency of the European Monetary Union that would otherwise extend beyond the date on which such replacement becomes effective shall end on such date.

            "Letter of Credit" shall mean a standby letter of credit having a stated expiry date or a date upon which the draft must be reimbursed not later than twelve months after the date of issuance and not later than the fifth Business Day before the Termination Date issued by the Agent on behalf of the Lenders for the account of the Company under an application and related documentation acceptable to the Agent requiring, among other things, immediate reimbursement by the Company to the Agent in respect of all drafts or other demand for payment honored thereunder and all expenses paid or incurred by the Agent relative thereto.

            "Letter of Credit Advance" shall mean any issuance of a Letter of Credit under Section 2.4 made pursuant to Section 2.1(b) in which each Lender acquires a pro rata risk participation pursuant to Section 2.4(d).

            "Letter of Credit Documents" shall have the meaning ascribed thereto in Section 3.3(b).

            "Lien" shall mean any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, option, conditional sale or title retaining contract, sale and leaseback transaction, financing statement filing, lessor's or lessee's interest under any lease, subordination of any claim or right, or any other type of lien, charge, encumbrance, preferential arrangement or other claim or right.

            "Loan" shall mean any borrowing under Section 2.4 evidenced by the Notes and made pursuant to Section 2.1(a). Any such Loan or portion thereof may also be denominated as a Floating Rate Loan, a Eurocurrency Rate Loan or a Eurodollar Rate Loan and such Loans are referred to herein as "types" of Loans.

            "Loan Documents" shall mean, collectively, this Agreement, the Notes, the Guarantors, all agreements evidencing or relating to any swap obligations owing by the Company to the Lender at any time and all other agreements, instruments and documents executed pursuant thereto at any time, in each case as amended or modified from time to time.

            "Material Adverse Effect" shall mean a material adverse effect on
(a) the business, assets, operations, prospects or condition (financial or otherwise) of the Company, or any Guarantor, (b) the ability of the Company to perform its obligations under any Loan Document, or (c) the validity or enforceability of any Loan Document or the rights or remedies of the Agent or the Lenders under any Loan Document.

            "Multiemployer Plan" shall mean any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA or Section 414(f) of the Code.

            "Negotiated Rate" shall mean, with respect to any Negotiated Rate Loan, the rate per annum agreed upon between the Company and the Lenders at the time such Negotiated Rate Loan is made.

            "Negotiated Rate Loan" shall mean any Loan which bears interest at the Negotiated Rate.

            "Net Income" shall means for any period, the Consolidated net income (or loss) of the Company and its Subsidiaries for such period taken as a single accounting period, determined in accordance with Generally Accepted Accounting Principles; provided that in determining Consolidated Net Income there shall be excluded, without duplication: (a) the income of any Person in which any Person other than the Company has a joint interest or partnership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company by such Person during such period, (b) the proceeds of any insurance policy, (c) gains from the sale, exchange, transfer or other disposition of property or assets not in the ordinary course of business of the Company and its Subsidiaries and related tax effects in accordance with Generally Accepted Accounting Principles, and (d) any other extraordinary or non-recurring gains of the Company or any of its Subsidiaries, and related tax effects in accordance with Generally Accepted Accounting Principles.

            "Net Worth" of any Person shall mean, as of any date, the amount of any capital stock, paid in capital and similar equity accounts plus (or minus in the case of a deficit) the capital surplus and retained earnings of such Person and the amount of any foreign currency translation adjustment account shown as a capital account of such Person.

            "Note" shall mean any promissory note of the Company evidencing the Loans, in substantially the form annexed hereto as Exhibit A, as amended or modified from time to time and together with any promissory note or notes issued in exchange or replacement therefor.

            "Overdue Rate" shall mean (a) in respect of principal of Floating Rate Loans, a rate per annum that is equal to the sum of three percent (3%) per annum plus the Floating Rate, (b) in respect of principal of Fixed Rate Loans or Eurocurrency Rate Loans, a rate per annum that is equal to the sum of three percent (3%) per annum plus the per annum rate in effect thereon until the end of the then current Fixed Interest Period for such Loan and, thereafter, a rate per annum that is equal to the sum of three percent (3%) per annum plus the Floating Rate, and (c) in respect of other amounts payable by the Company hereunder (other than interest), a per annum rate that is equal to the sum of three percent (3%) per annum plus the Floating Rate.

            "PBGC" shall mean the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

            "Permitted Currency" shall mean Dollars or any Eligible Currency.

            "Permitted Liens" shall mean Liens permitted by Section 5.2(e) hereof.

            "Person" shall include an individual, a corporation, an association, a partnership, a trust or estate, a joint stock company, an unincorporated organization, a joint venture, a trade or business (whether or not incorporated), a government (foreign or domestic) and any agency or political subdivision thereof, or any other entity.

            "Plan" shall mean, with respect to any Person, any pension plan (including a Multiemployer Plan) subject to Title IV of ERISA or to the minimum funding standards of Section 412 of the Code which has been established or maintained by such Person, any Subsidiary of such Person or any ERISA Affiliate, or by any other Person if such Person, any Subsidiary of such Person or any ERISA Affiliate could have liability with respect to such pension plan.

            "Prime Rate" shall mean the per annum rate announced by the Agent from time to time as its "prime rate" (it being acknowledged that such announced rate may not necessarily be the lowest rate charged by the Agent to any of its customers); which Prime Rate shall change simultaneously with any change in such announced rate or, when used in connection with any Advance denominated in any Eligible Currency, "Prime Rate" shall mean the correlative floating rate of interest customarily applicable to similar extensions of credit to corporate borrowers denominated in such currency in the country of issue, as determined by the Agent, which Prime Rate shall change simultaneously with any change in such announced or established rates.

            "Prohibited Transaction" shall mean any transaction involving any Plan which is proscribed by Section 406 of ERISA or Section 4975 of the Code.

            "Reportable Event" shall mean a reportable event as described in
Section 4043(b) of ERISA including those events as to which the thirty (30) day notice period is waived under Part 2615 of the regulations promulgated by the PBGC under ERISA.

            "Required Lenders" shall mean Lenders holding not less than (i) 66-2/3% percent of the aggregate principal amount of the Advances then outstanding or (ii) 66-2/3% percent of the Commitments if no Advances are then outstanding.

            "Requirement of Law" shall mean as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon such Person or any of its property to which such Person or any of its property is subject.

            "Subsidiary" of any Person shall mean any other Person (whether now existing or hereafter organized or acquired) in which (other than directors qualifying shares required by law) at least a majority of the securities or other ownership interests of each class having ordinary voting power or analogous right (other than securities or other ownership interests which have such power or right only by reason of the happening of a contingency), at the time as of which any determination is being made, are owned, beneficially and of record, by such Person or by one or more of the other Subsidiaries of such Person or by any combination thereof. Unless otherwise specified, reference to "Subsidiary" shall mean a Subsidiary of the Company.

            "Termination Date" shall mean the earlier to occur of (a) the date five years after the date of this Agreement or such later date as the Termination Date may be extended pursuant to Section 2.10 and (b) the date on which the Commitments shall be terminated pursuant to Section 2.2 or 6.2.

            "Total Liabilities" of any Person shall mean, as of any date, all obligations which, in accordance with Generally Accepted Accounting Principles, are or should be classified as liabilities on a balance sheet of such Person and all Contingent Liabilities of such Person.

            "Unfunded Benefit Liabilities" shall mean, with respect to any Plan as of any date, the amount of the unfunded benefit liabilities determined in accordance with Section 4001(a)(18) of ERISA.

            1.2 Other Definitions; Rules of Construction. As used herein, the terms "Agent", "Lenders", "Company" and "this Agreement" shall have the respective meanings ascribed thereto in the introductory paragraph of this Agreement. Such terms, together with the other terms defined in Section 1.1, shall include both the singular and the plural forms thereof and shall be construed accordingly. All computations required hereunder and all financial terms used herein shall be made or construed in accordance with Generally Accepted Accounting Principles unless such principles are inconsistent with the express requirements of this Agreement; provided that, if the Company notifies the Agent that the Company wishes to amend any covenant in Article V to eliminate the effect of any change in Generally Accepted Accounting Principles in the operation of such covenant (or if the Agent notifies the Company that the Required Lenders wish to amend Article V for such purpose), then the Company's compliance with such covenant shall be determined on the basis of Generally Accepted Accounting Principles in effect immediately before the relevant change in Generally Accepted Accounting Principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Lenders. Use of the terms "herein", "hereof", and "hereunder" shall be deemed references to this Agreement in its entirety and not to the Section or clause in which such term appears. References to

"Sections" and "subsections" shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.

                                   ARTICLE II.
                        THE COMMITMENTS AND THE ADVANCES

            2.1 Commitment of the Lenders.

                  (a) Advances. Each Lender agrees, for itself only, subject to the terms and conditions of this Agreement, to make Loans in any Permitted Currency to the Company pursuant to Section 2.4 and to participate in Letters of Credit from time to time from and including the Effective Date to but excluding the Termination Date, not to exceed in aggregate principal amount at any time outstanding the amount determined pursuant to Section 2.1(b).

                  (b) Limitation on Amount of Advances. Notwithstanding anything in this Agreement to the contrary, (i) the Dollar Equivalent of the aggregate principal amount of the Advances made or participated in by any Lender at any time outstanding shall not exceed the amount of the Commitment of such Lender as of such time, (ii) the Dollar Equivalent of the aggregate amount of all Advances at any time outstanding shall not exceed the aggregate amount of the Commitments as of such time and (iii) the aggregate principal amount of all Letter of Credit Advances outstanding at any time shall not exceed $3,000,000.

            2.2 Termination and Reduction of Commitments. (a) The Company shall have the right to terminate or reduce the Commitments at any time and from time to time at its option, provided that (i) the Company shall give notice of such termination or reduction to the Agent (with sufficient executed copies for each Lender) specifying the amount and effective date thereof, (ii) each partial reduction of the Commitments shall be in a minimum amount of $2,000,000 and in an integral multiple of $2,000,000 and shall reduce the Commitments of all of the Lenders proportionately in accordance with the respective commitment amounts for each such Lender set forth in the signature pages hereof next to name of each such Lender, (iii) no such termination or reduction shall be permitted with respect to any portion of the Commitments as to which a request for a Advance pursuant to Section 2.4 is then pending and (iv) the Commitments may not be terminated if any Advances are then outstanding and may not be reduced below the principal amount of the Advances then outstanding. The Commitments or any portion thereof terminated or reduced pursuant to this Section 2.2, whether optional or mandatory, may not be reinstated.

                  (b) For purposes of this Agreement, a Letter of Credit Advance
(i) shall be deemed outstanding in an amount equal to the sum of the maximum amount available to be drawn under the related Letter of Credit on or after the date of determination and on or before the stated expiry date thereof plus the amount of any draws under such Letter of Credit that have not been reimbursed as provided in Section 3.3 and (ii) shall be deemed outstanding at all times on and before such stated expiry date or such earlier date on which all amounts available to be drawn under such Letter of Credit have been fully drawn, and thereafter until all related reimbursement obligations have been paid pursuant to Section 3.3. As provided in Section 3.3, upon each payment made by the Agent in respect of any draft or other demand for payment under any Letter of Credit, the amount of any Letter of Credit Advance outstanding immediately prior to such payment shall be automatically reduced by the amount of each Loan deemed advanced in respect of the related reimbursement obligation of the Company.

            2.3 Fees. (a) The Company agrees to pay to each Lender a facility fee on the daily average amount of its Commitment for the period from the Effective Date to but excluding the Termination Date at a rate equal to the Applicable Margin. Accrued facility fees shall be payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing on the first such Business Day occurring after the Effective Date, and on the Termination Date.

                  (b) On or before the date of issuance of any Letter of Credit, the Company agrees (i) to pay to the Lenders a fee computed at the rate of the Applicable Margin of the maximum amount available to be drawn from time to time under such Letter of Credit for the period from and including the date of issuance of such Letter of Credit to and including the stated expiry date of such Letter of Credit, and (ii) to pay an additional fee to the Agent for its own account computed at the rate of 0.125% per annum of such maximum amount for such period. Such fees are nonrefundable and the Company shall not be entitled to any rebate of any portion thereof if such Letter of Credit does not remain outstanding through its stated expiry date or for any other reason. The Company further agrees to pay to the Agent, on demand, such other customary administrative fees, charges and expenses of the Agent in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.

                  (c) The Company agrees to pay to the Agent such fees in such amounts as may from time to time be agreed upon by the Company and the Agent and to pay to the Lenders such fee as may be agreed upon by the Company and the Agent.

            2.4 Disbursement of Advances. (a) The Company shall give the Agent notice of its request for each Advance in substantially the form of Exhibit B hereto not later than 10:00 a.m. Detroit time (i) three Eurodollar Business Days prior to the date such Advance is requested to be made if such Advance is to be made as a Eurodollar Rate Loan or Eurocurrency Rate Loan, (ii) five Business Days prior to the date any Letter of Credit Advance is requested to be made, and
(iii) one Business Day prior to the date such Advance is requested to be made in all other cases, which notice shall specify whether a Eurodollar Rate Loan, Eurocurrency Rate Loan, a Negotiated Rate Loan or Floating Rate Loan or a Letter of Credit Advance is requested and, in the case of each requested Fixed Rate Loan, the Interest Period to be initially applicable to such Loan and, in the case of each Eurocurrency Rate Loan the Permitted Currency of such Loan and, in the case of each Letter of Credit Advance, such information as may be necessary for the issuance thereof by the Agent. The Agent, not later than the Business Day next succeeding the day such notice is given, shall provide notice of such requested Advance to each Lender. Subject to the terms and conditions of this Agreement, the proceeds of each such requested Loan shall be made available to the Company by depositing the proceeds thereof in immediately available funds, in an account maintained and designated by the Company at the Applicable Lending Installation of the Agent or as otherwise agreed to between the Agent and the Company. Subject to the terms and conditions of this Agreement, the Agent shall, on the date any Letter of Credit Advance is requested to be made, issue the related Letter of Credit on behalf of the Lenders for the account of the Company. Notwithstanding anything herein to the contrary, (a) the Agent may decline to issue any requested Letter of Credit on the basis that the beneficiary, the purpose of issuance or the terms or the conditions of drawing are contrary to a policy of the Agent and (b) Loans denominated in any Permitted Currency other than Dollars may only be made as Eurocurrency Rate Loans.

                  (b) Each Lender, on the date any Borrowing in the form of a Loan is requested to be made, shall make its pro rata share of such Borrowing available in immediately available, freely transferable, cleared funds for disbursement to the Company pursuant to the terms and conditions of this Agreement at the principal office of the Agent. Unless the Agent shall have received notice from any Lender prior to the date such Borrowing is requested to be made under this Section 2.4 that such Lender will not make available to the Agent such Lender's pro rata portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date such Borrowing is requested to be made in accordance with this Section 2.4. If and to the extent such Lender shall not have so made such pro rata portion available to the Agent, the Agent may (but shall not be obligated to) make such amount available to the Company, and such Lender and the Company severally agree to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date such amount is made available to the Company by the Agent until the date such amount is repaid to the Agent, at the Federal Funds Rate in the case of any Lender and at the interest rate applicable to such Advance in the case of the Company. If such Lender shall pay such amount to the Agent together with interest, such amount so paid shall constitute a Loan by such Lender as a part of such the related Borrowing for purposes of this Agreement. The failure of any Lender to make its pro rata portion of any such Borrowing available to the Agent shall not relieve any other Lender of its obligations to make available its pro rata portion of such Borrowing on the date such Borrowing is requested to be made, but no Lender shall be responsible for failure of any other Lender to make such pro rata portion available to the Agent on the date of any such Borrowing.

                  (c) All Loans made under this Section 2.4 shall be evidenced by the Notes, and all such Loans shall be due and payable and bear interest as provided in Article III. Each Lender is hereby authorized by the Company to record on the schedule attached to the Notes, or in its books and records, the date, amount and type of each Loan and the duration of the related Interest Period (if applicable), the amount of each payment or prepayment of principal thereon, and the other information provided for on such schedule, which schedule or books and records, as the case may be, shall constitute prima facie evidence of the information so recorded, provided, however, that failure of any Lender to record, or any error in recording, any such information shall not relieve the Company of its obligation to repay the outstanding principal amount of the Loans, all accrued interest thereon and other amounts payable with respect thereto in accordance with the terms of the Notes and this Agreement. Subject to the terms and conditions of this Agreement, the Company may borrow Loans under this Section 2.4 and under Section 3.3, prepay Loans pursuant to Section 3.1 and reborrow Loans under this Section 2.4 and under Section 3.3.

                  (d) Nothing in this Agreement shall be construed to require or authorize any Lender to issue any Letter of Credit, it being recognized that the Agent has the sole obligation under this Agreement to issue Letters of Credit on behalf of the Lenders, and the Commitment of each Lender with respect to Letter of Credit Advances is expressly conditioned upon the Agent's performance of such obligations. Upon such issuance by the Agent, each Lender shall automatically acquire a pro rata risk participation interest in such Letter of Credit Advance based on the amount of its respective Commitment. If the Agent shall honor a draft or other demand for payment presented or made under any Letter of Credit, the Agent shall provide notice thereof to each Lender on the date such draft or demand is honored unless the Company shall have satisfied its reimbursement obligation under Section 3.3 by payment to the Agent on such date. Each Lender, on such date, shall make its pro rata share of the amount paid by the Agent available in immediately available funds at the principal office of the Agent for the account of the Agent. If and to the extent such Lender shall not have made such pro rata portion available to the Agent, such Lender and the Company severally agree to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date such amount was paid by the Agent until such amount is so made available to the Agent at a per annum rate equal to the Federal Funds Rate. If such Lender shall pay such amount to the Agent together with such interest, such amount so paid shall constitute a Loan by such Lender as part of the Borrowing disbursed in respect of the reimbursement obligation of the Company under Section 3.3 for purposes of this Agreement. The failure of any Lender to make its pro rata portion of any such amount paid by the Agent available to the Agent shall not relieve any other Lender of its obligation to make available its pro rata portion of such amount, but no Lender shall be responsible for failure of any other Lender to make such pro rata portion available to the Agent.

            2.5 Conditions for First Disbursement. The obligation of the Lenders to make the first Advance hereunder is subject to receipt by each Lender and the Agent of the following documents and completion of the following matters, in form and substance satisfactory to each Lender and the Agent:

                  (a) Charter Documents. Certificates of recent date of the appropriate authority or official of the Company's and each Guarantor's state of incorporation (listing all charter documents on file in that office if such listing is available) and certifying as to the good standing and corporate existence of the Company and together with copies of such charter documents certified as of a recent date by such authority or official;

                  (b) By-Laws and Corporate Authorizations. Copies of the by-laws of the Company and each Guarantor and together with all authorizing resolutions and evidence of other corporate action taken by the Company and each Guarantor to authorize the execution, delivery and performance by the Company Guarantor of the Loan Documents and the consummation by the Company Guarantor of the transactions contemplated hereby, certified as true and correct as of the Effective Date by a duly authorized officer of the Company and each Guarantor;

                  (c) Incumbency Certificate. Certificates of incumbency of the Company and each Guarantor containing, and attesting to the genuineness of, the signatures of those officers authorized to act on behalf of the Company and each Guarantor in connection with the Loan Documents and the consummation by the Company and each Guarantor of the transactions contemplated hereby, certified as true and correct as of the Effective Date by a duly authorized officer of the Company and each Guarantor;

                  (d) Notes. The Notes duly executed on behalf of the Company for each Lender;

                  (e) Legal Opinions. The favorable written opinion of counsel for the Company and the Guarantors in the form and substance acceptable to the Agent;

                  (f) Fees. The fees required to be paid as of the Effective Date under Section 2.3;

                  (g) Payment of Indebtedness. Simultaneously with the first Advance hereunder, the Company shall have paid in full all indebtedness and liabilities outstanding pursuant to the Loan Agreement between the Company, the banks party thereto and NBD Bank, as agent, dated June 5,

1996, as amended, (the "Previous Loan Agreement"), and any other indebtedness required by the Agent, and the Company hereby terminates any commitment to lend under the Previous Loan Agreement;

                  (h) Guaranties. The Guaranties duly executed on behalf of each Guarantor; and

                  (i) Appraisals. Appraisals requested by the Agent, in form and substance and performed by an independent third party appraiser acceptable to the Agent.

            2.6 Further Conditions for Disbursement. The obligation of the Lenders to make any Advance (including the first Advance), or any continuation or conversion under Section 2.7 is further subject to the satisfaction of the following conditions precedent:

                  (a) The representations and warranties contained in Article IV hereof shall be true and correct on and as of the date such Advance is made (both before and after such Advance is made) as if such representations and warranties were made on and as of such date;

                  (b) No Default or Event of Default shall exist or shall have occurred and be continuing on the date such Advance is made (whether before or after such Advance is made);

                  (c) In the case of any Letter of Credit Advance, the Company shall have delivered to the Agent an application for the related Letter of Credit and other related documentation requested by and acceptable to the Agent appropriately completed and duly executed on behalf of the Company.

The Company shall be deemed to have made a representation and warranty to the Lenders at the time of the making of, and the continuation or conversion of, each Advance to the effects set forth in clauses (a) and (b) of this Section
2.6. For purposes of this Section 2.6 the representations and warranties contained in Section 4.6 hereof shall be deemed made with respect to both the financial statements referred to therein and the most recent financial statements delivered pursuant to Section 5.1(d)(ii) and (iii).

            2.7 Subsequent Elections as to Loans. The Company may elect (a) to continue a Fixed Rate Loan, or a portion thereof, as a Fixed Rate Loan or (b) to convert a Fixed Rate Loan, or a portion thereof, to a Loan of another type or
(c) to convert a Floating Rate Loan, or a portion thereof, to a Fixed Rate Loan in each case by giving notice thereof to the Agent in substantially the form of Exhibit C hereto not later than 10:00 a.m. Detroit time four Eurodollar Business Days prior to the date any such continuation of or conversion to a Fixed Rate Loan is to be effective and not later than 10:00 a.m. Detroit time one Business Day prior to the date such continuation or conversion is to be effective in all other cases, provided that an outstanding Fixed Rate Loan may only be converted on the last day of the then current Interest Period with respect to such Loan, and provided, further, if a continuation of a Loan as, or a conversion of a Loan to, a Fixed Rate Loan is requested, such notice shall also specify the Interest Period to be applicable thereto upon such continuation or conversion. The Agent, not later than the Business Day next succeeding the day such notice is given, shall provide notice of such election to the Lenders. If the Company shall not timely deliver such a notice with respect to any outstanding Eurodollar Rate Loan or Negotiated Rate Loan, the Company shall be deemed to have elected to convert such Fixed Rate Loan to a Floating Rate Loan on the last day of the then current Interest Period with respect to such Loan. If the Company shall not timely deliver such notice with respect to any outstanding Eurocurrency Rate Loan, the Company shall be deemed to have elected to convert such Eurocurrency Rate Loan to a Eurocurrency Rate Loan with an Interest Period of one month on the last day of the then current Interest Period with respect to such Eurocurrency Rate Loan.

            2.8 Limitation of Requests and Elections. Notwithstanding any other provision of this Agreement to the contrary, if, upon receiving a request for a Eurodollar Rate Loan pursuant to Section 2.4, or a request for a continuation of a Eurodollar Rate Loan as a Eurodollar Rate Loan of the then existing type, or a request for a conversion of a Floating Rate Loan to a Eurodollar Rate Loan pursuant to Section 2.7, (a) in the case of any Eurodollar Rate Loan, deposits in Dollars for periods comparable to the Interest Period elected by the Company are not available to any Lender in the London interbank market, or (b) the Eurodollar Rate will not adequately and fairly reflect the cost to any Lender of making, funding or maintaining the related Eurodollar Rate Loan, or (c) by reason of national or international financial, political or economic conditions or by reason of any applicable law, treaty or other international agreement, rule or regulation (whether domestic or foreign) now or hereafter in effect, or the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Lender with any guideline, request or directive of such authority (whether or not having the force of law), including without limitation exchange controls, it is impracticable, unlawful or impossible for, or shall limit or impair the ability of, (i) any Lender to make or fund the relevant Loan or to continue such Loan as a Loan of the then existing type or to convert a Loan to such a Loan or
(ii) the Company to make or any Lender to receive any payment under this Agreement at the place specified for payment hereunder or to freely convert any amount paid into Dollars at market rates of exchange or to transfer any amount paid or so converted to the address of its principal office specified in Section 8.2, then the Company shall not be entitled, so long as such circumstances continue, to request a Loan of the affected type pursuant to Section 2.4 or a continuation of or conversion to a Loan of the affected type pursuant to Section
2.7. In the event that such circumstances no longer exist, the Lenders shall again consider requests for Loans of the affected type pursuant to Section 2.4, and requests for continuations of and conversions to Loans of the affected type pursuant to Section 2.7.

            2.9 Minimum Amounts; Limitation on Number of Loans; Etc. Except for
(a) Advances which exhaust the entire remaining amount of the Commitments, and
(b) payments required pursuant to Section 3.1(c) or Section 3.8, each Advance and each continuation or conversion pursuant to Section 2.7 and each prepayment thereof shall be in a minimum amount of $1,000,000 and in integral multiples of $100,000 in case of each Fixed Rate Loan, in the minimum amount of $50,000 and in integral multiples of $10,000 in the case of Floating Rate Loans and in the minimum amount of $100,000 in the case of Letter of Credit Advances.

            2.10 Extension of Termination Dates. The Termination Date may be extended as set forth in this Section 2.10.

                  (a) Notwithstanding anything contained in this Agreement to the contrary, not later than December 1 of each year, commencing March 1, 1997, the Company may, by delivery of a duly completed extension request to the Agent in the form of Schedule 2.10 hereto (an "Extension Request"), irrevocably request that each Lender extend the Termination Date for a one year period.

                  (b) (i) The Agent shall, promptly after receipt of any such Extension Request pursuant to subsection (a) above, notify each Lender by providing them a copy of such Extension Request.

                        (ii) Each Lender shall, on or before the first January 15 following receipt of the Extension Request notify the Agent whether it consents to the request of the Company set forth in such Extension Request, such consent to be in the sole discretion of such Lender. If any Lender does not so notify the Agent of its decision such Lender shall be deemed not to have consented to such request of the Company.

                        (iii) The Agent shall promptly notify the Company which Lenders have consented to such request (a "Consenting Lender"). If the Agent does not so notify the Company on or before the first February 28 following such Extension Request, the Agent shall be deemed to have notified the Company that the Lenders have not consented to the Company's request.

                        (iv) Each Lender that elects not to extend the requested Termination Date(s) or fails to so notify the Agent of such consent (a "Non-Consenting Lender") hereby agrees that if any other Lender or financial institution acceptable to the Company and the Agent offers to purchase such Non-Consenting Lender's Commitment(s) for a purchase price equal to the sum of all amounts then owing with respect to the Loans and all other amounts accrued for the account of such Non-Consenting Lender and any amounts which may become owing as a result of such purchase under Section 3.9, such Non-Consenting Lender will, promptly or upon the existing Termination Date(s) for such Non-Consenting Lender, as elected by the Company, assign, sell and transfer all of its right, title and obligations with respect to the foregoing to such other Lender or financial institution pursuant to and on the terms specified in the form of Assignment and Acceptance attached hereto as Exhibit E.

                        (v) Notwithstanding anything herein to the contrary, the Termination Date(s) will not be extended if the aggregate Commitments of each Consenting Lender plus the additional Commitments of each Lender or other financial institution replacing any Non-Consenting Lender pursuant to clause
(iv) above and agreeing to the Extension Request does not equal 100% of the then existing aggregate Commitments. If the Termination Date(s) are extended hereunder, it will not be extended for the Non-Consenting Lenders, and each Non-Consenting Lender's Commitment(s) shall remain in effect and not be terminated until the Termination Date(s) that is then in effect for it subject to the purchase of such Non-Consenting Lender's Commitment pursuant to clause
(iv) above.

                                  ARTICLE III.
                      PAYMENTS AND PREPAYMENTS OF ADVANCES

            3.1 Principal Payments and Prepayments.

                  (a) Unless earlier payment is required under this Agreement, the Company shall pay to the Lenders on the Termination Date the entire outstanding principal amount of the Advances.

                  (b) The Company may at any time and from time to time prepay all or a portion of the Loans, without premium or penalty, provided that (i) the Company may not prepay any portion of any Loan as to which an election for a continuation of or a conversion to a Fixed Rate Loan is pending pursuant to
Section 2.4, and (ii) unless earlier payment is required under this Agreement, any Fixed Rate Loan may only be prepaid on the last day of the then current Interest Period with respect to such Loan.

Upon the giving of such notice, the aggregate principal amount of such Loan or portion thereof so specified in such notice, together with such accrued interest and other amounts, shall become due and payable on the specified prepayment date.

                  (c) Anytime that the Dollar Equivalent of the aggregate principal amount of the Advances exceeds the amount allowed by Section 2.1(b), the Company shall prepay the Loans by an amount equal to such excess and, if a deficiency still remains after all Loans have has been paid in full, the Company will provide cash collateral in a manner and by written agreement satisfactory to the Agent to secure the outstanding Letters of Credit in an amount equal to the remaining deficiency.

            3.2 Interest Payments. The Company shall pay interest to the Lenders on the unpaid principal amount of each Loan, for the period commencing on the date such Loan is made until such Loan is paid in full, on each Interest Payment Date and at maturity (whether at stated maturity, by acceleration or otherwise), and thereafter on demand, at the following rates per annum:

                  (a) During such periods that such Loan is a Floating Rate Loan, the Floating Rate.

                  (b) During such periods that such Loan is a Eurodollar Rate Loan, the Eurodollar Rate applicable to such Loan for each related Interest Period.

                  (c) During such periods that such Loan is a Eurocurrency Rate Loan, the Eurocurrency Rate applicable to such Loan for each related Eurocurrency Interest Period.

                  (d) During such periods that such Loan is a Negotiated Rate Loan, the Negotiated Rate applicable to such Loan for each related Interest Period.

Notwithstanding the foregoing paragraphs (a), (b), (c) and (d), the Company shall pay interest on demand by the Agent at the Overdue Rate on the outstanding principal amount of any Loan and any other amount payable by the Company hereunder (other than interest) at any time on or after an Event of Default if required in writing by the Required Lenders.

            3.3 Letter of Credit Reimbursement Payments. (a) (i) The Company agrees to pay to the Lenders, on the day on which the Agent shall honor a draft or other demand for payment presented or made under any Letter of Credit, an amount equal to the amount paid by the Agent in respect of such draft or other demand under such Letter of Credit and all expenses paid or incurred by the Agent relative thereto. Unless the Company shall have made such payment to the Lenders on such day, upon each such payment by the Agent, the Agent shall be deemed to have disbursed to the Company, and the Company shall be deemed to have elected to satisfy its reimbursement obligation by, a Loan bearing interest at the Floating Rate for the account of the Lenders in an amount equal to the amount so paid by the Agent in respect of such draft or other demand under such Letter of Credit. Such Loan shall be disbursed notwithstanding any failure to satisfy any conditions for disbursement of any Loan set forth in Article II hereof and, to the extent of the Loan so disbursed, the reimbursement obligation of the Company under this Section 3.3 shall be deemed satisfied; provided, however, that nothing in this Section 3.3 shall be deemed to constitute a waiver of any Default or Event of Default caused by the failure to the conditions for disbursement or otherwise.

                        (ii) If, for any reason (including without limitation as a result of the occurrence of an Event of Default with respect to the Company pursuant to Section 6.1(h)), Floating Rate Loans may not be made by the Lenders as described in Section 3.3(a)(i), then (A) the Company agrees that each reimbursement amount not paid pursuant to the first sentence of Section 3.3(a)(i) shall bear interest, payable on demand by the Agent, at the interest rate then applicable to Floating Rate Loans, and (B) effective on the date each such Floating Rate Loan would otherwise have been made, each Lender severally agrees that it shall unconditionally and irrevocably, without regard to the occurrence of any Default or Event of Default, in lieu of deemed disbursement of Loans, to the extent of such Lender's Commitment, purchase a participating interest in each reimbursement amount. Each Lender will immediately transfer to the Agent, in same day funds, the amount of its participation. Each Lender shall share on a pro rata basis (calculated by reference to its Commitment) in any interest which accrues thereon and in all repayments thereof. If and to the extent that any Lender shall not have so made the amount of such participating interest available to the Agent, such Lender and the Company severally agree to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by the Agent until the date such amount is paid to the Agent, at (x) in the case of the Company, the interest rate then applicable to Floating Rate Loans and (y) in the case of such Lender, the Federal Funds Rate.

                  (b) The reimbursement obligation of the Company under this
Section 3.3 shall be absolute, unconditional and irrevocable and shall remain in full force and effect until all obligations of the Company to the Lenders hereunder shall have been satisfied, and such obligations of the Company shall not be affected, modified or impaired upon the happening of any event, including without limitation, any of the following, whether or not with notice to, or the consent of, the Company:

                        (i) Any lack of validity or enforceability of any Letter of Credit or any documentation relating to any Letter of Credit or to any transaction related in any way to such Letter of Credit (the "Letter of Credit Documents");

                        (ii) Any amendment, modification, waiver, consent, or any substitution, exchange or release of or failure to perfect any interest in collateral or security, with respect to any of the Letter of Credit Documents;

                        (iii) The existence of any claim, setoff, defense or other right which the Company may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or any such transferee may be acting), the Agent or any Lender or any other Person or entity, whether in connection with any of the Letter of Credit Documents, the transactions contemplated herein or therein or any unrelated transactions;

                        (iv) Any draft or other statement or document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                        (v) Payment by the Agent to the beneficiary under any Letter of Credit against presentation of a documents which do not comply with the terms of the Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit;

                        (vi) Any failure, omission, delay or lack on the part of the Agent or any Lender or any party to any of the Letter of Credit Documents to enforce, assert or exercise any right, power or remedy conferred upon the Agent, any Lender or any such party under this Agreement or any of the Letter of Credit Documents, or any other acts or omissions on the part of the Agent, any Lender or any such party;

                        (vii) Any other event or circumstance that would, in the absence of this clause, result in the release or discharge by operation of law or otherwise of the Company from the performance or observance of any obligation, covenant or agreement contained in this Section 3.3.

No setoff, counterclaim, reduction or diminution of any obligation or any defense of any kind or nature which the Company has or may have against the beneficiary of any Letter of Credit shall be available hereunder to the Company against the Agent or any Lender. Nothing in this Section 3.3 shall limit the liability, if any, of the Lenders to the Company pursuant to Section 8.5.

            3.4 Payment Method. (a) All payments to be made by the Company hereunder will be made to the Agent for the account of the Lenders in Dollars and in immediately available, freely transferable, cleared funds not later than 1:00 p.m. at the principal office of the Agent specified in Section 8.2. Payments received after 1:00 p.m. at the place for payment shall be deemed to be payments made prior to 1:00 p.m. at the place for payment on the next succeeding Business Day. The Company hereby authorizes the Agent to charge its account with the Agent in order to cause timely payment of amounts due hereunder to be made (subject to sufficient funds being available in such account for that purpose).

                  (b) At the time of making each such payment, the Company shall, subject to the other terms and conditions of this Agreement, specify to the Agent that Loan or other obligation of the Company hereunder to which such payment is to be applied. In the event that the Company fails to so specify the relevant obligation or if an Event of Default shall have occurred and be continuing, the Agent may apply such payments as it may determine in its sole discretion.

                  (c) On the day such payments are deemed received, the Agent shall remit to the Lenders their pro rata shares of such payments in immediately available funds to the Lenders at their respective address in the United States specified for notices pursuant to Section 8.2. In the case of payments of principal and interest on any Borrowing, such pro rata shares shall be determined with respect to each such Lender by the ratio which the outstanding principal balance of its Loan included in such Borrowing bears to the outstanding principal balance of the Loans of all of the Lenders included in such Borrowing, and in the case of fees paid pursuant to Section 2.3 and other amounts payable hereunder (other than the Agent's fees payable pursuant to Section 2.3(d) and amounts payable to any Lender under Section 3.7), such pro rata shares shall be determined with respect to each such Lender by the ratio which the Commitment of such Lender bears to the Commitments of all the Lenders.

            3.5 No Setoff or Deduction. All payments of principal of and interest on the Loans and other amounts payable by the Company hereunder shall be made by the Company without setoff or counterclaim, and, subject to the next succeeding sentence, free and clear of, and without deduction or withholding for, or on account of, any present or future taxes, levies, imposts, duties, fees, assessments, or other charges of whatever nature, imposed by any governmental authority, or by any department, agency or other political subdivision or taxing authority. If any such taxes, levies, imposts, duties, fees, assessments or other charges are imposed, the Company will pay such additional amounts as may be necessary so that payment of principal of and interest on the Loans and other amounts payable hereunder, after withholding or deduction for or on account thereof, will not be less than any amount provided to be paid hereunder and, in any such case, the Company will furnish to the Lenders certified copies of all tax receipts evidencing the payment of such amounts within 45 days after the date any such payment is due pursuant to applicable law.

            3.6 Payment on Non-Business Day; Payment Computations. Except as otherwise provided in this Agreement to the contrary, whenever any installment of principal of, or interest on, any Loan or any other amount due hereunder becomes due and payable on a day which is not a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of any installment of principal, interest shall be payable thereon at the rate per annum determined in accordance with this Agreement during such extension. Computations of interest and other amounts due under this Agreement shall be made on the basis of a year of 360 days for the actual number of days elapsed, including the first day but excluding the last day of the relevant period.

            3.7 Additional Costs. (a) In the event that any applicable law, treaty or other international agreement, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to any Lender or the Agent, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Lender or the Agent with any guideline, request or directive of any such authority (whether or not having the force of law), shall
(a) affect the basis of taxation of payments to any Lender or the Agent of any amounts payable by the Company under this Agreement (other than taxes imposed on the overall net income of any Lender or the Agent, by the jurisdiction, or by any political subdivision or taxing authority of any such jurisdiction, in which any Lender or the Agent, as the case may be, has its principal office), or (b) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Lender or the Agent, or (c) shall impose any other condition with respect to this Agreement, or any of the Commitments, the Notes or the Loans or any Letter of Credit, and the result of any of the foregoing is to increase the cost to any Lender or the Agent, as the case may be, of making, funding or maintaining any Fixed Rate Loan or any Letter of Credit or to reduce the amount of any sum receivable by any Lender or the Agent, as the case may be, thereon, then the Company shall pay to such Lender or the Agent, as the case may be, from time to time, upon request by such Lender (with a copy of such request to be provided to the Agent) or the Agent, additional amounts sufficient to compensate such Lender or the Agent, as the case may be, for such increased cost or reduced sum receivable to the extent, in the case of any Fixed Rate Loan, such Lender or the Agent is not compensated therefor in the computation of the interest rate applicable to such Fixed Rate Loan. A statement as to the amount of such increased cost or reduced sum receivable, prepared in good faith and in reasonable detail by such Lender or the Agent, as the case may be, and submitted by such Lender or the Agent, as the case may be, to the Company, shall be conclusive and binding for all purposes absent manifest error in computation.

                  (b) In the event that any applicable law, treaty or other international agreement, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to any Lender or the Agent, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Lender or the Agent with any guideline, request or directive of any such authority (whether or not having the force of law), including any risk-based capital guidelines, affects or would affect the amount of capital required or expected to be maintained by such Lender or the Agent (or any corporation controlling such Lender or the Agent) and such Lender or the Agent, as the case may be, determines that the amount of such capital is increased by or based upon the existence of such Lender's or the Agent's obligations hereunder and such increase has the effect of reducing the rate of return on such Lender's or the Agent's (or such controlling corporation's) capital as a consequence of such obligations hereunder to a level below that which such Lender or the Agent (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy), then the Company shall pay to such Lender or the Agent, as the case may be, from time to time, upon request by such Lender (with a copy of such request to be provided to the Agent) or the Agent, additional amounts sufficient to compensate such Lender or the Agent (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which such Lender or the Agent reasonably determines to be allocable to the existence of such Lender's or the Agent's obligations hereunder. A statement as to the amount of such compensation, prepared in good faith and in reasonable detail by such Lender or the Agent, as the case may be, and submitted by such Lender or the Agent to the Company, shall be conclusive and binding for all purposes absent manifest error in computation. Such Lender or the Agent may, at its option, specify that such amounts be paid by way of an increase in the commitment fees payable by the Company pursuant to Section 2.3(a).

            3.8 Illegality and Impossibility. In the event that any applicable law, treaty or other international agreement, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to any Lender, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Lender with any guideline, request or directive of such authority (whether or not having the force of law), including without limitation exchange controls, shall make it unlawful or impossible for any Lender to maintain any Loan under this Agreement, (b) shall make it impracticable, unlawful or impossible for, or shall in any way limit or impair ability of, the Company to make or any Lender to receive any payment under this Agreement at the place specified for payment hereunder, the Company shall upon receipt of notice thereof from such Lender, repay in full the then outstanding principal amount of each Loan so affected, together with all accrued interest thereon to the date of payment and all amounts owing to such Lender under
Section 3.8, (a) on the last day of the then current Interest Period applicable to such Loan if such Lender may lawfully continue to maintain such Loan to such day, or (b) immediately if such Lender may not continue to maintain such Loan to such day.

            3.9 Indemnification. If the Company makes any payment of principal with respect to any Fixed Rate Loan on any other date than the last day of the Interest Period applicable thereto (whether pursuant to Section 3.1(c), Section 3.7, Section 6.2 or otherwise), or if the Company fails to borrow any Fixed Rate Loan after notice has been given to the Lenders in accordance with Section 2.4, or if the Company fails to make any payment of principal or interest in respect of a Fixed Rate Loan when due, the Company shall reimburse each Lender on demand for any resulting loss or expense incurred by each such Lender, including without limitation any loss incurred in obtaining, liquidating or employing deposits from third parties, whether or not such Lender shall have funded or committed to fund such Loan. A statement as to the amount of such loss or expense, prepared in good faith and in reasonable detail by such Lender and submitted by such Lender to the Company, shall be conclusive and binding for all purposes absent manifest error in computation. Calculation of all amounts payable to such Lender under this Section 3.9 shall be made as though such Lender shall have actually funded or committed to fund the relevant Fixed Rate Loan through the purchase of an underlying deposit in an amount equal to the amount of such Loan in the relevant market and having a maturity comparable to the related Interest Period; provided, however, that such Lender may fund any Fixed Rate Loan in any manner it sees fit and the foregoing assumption shall be utilized only for the purpose of calculation of amounts payable under this Section 3.9.

            3.10 Substitution of Lender. If (i) the obligation of any Lender to make or maintain Fixed Rate Loans has been suspended pursuant to Section 3.8 when not all Lenders' obligations have been suspended (ii) any Lender has demanded compensation under Section 3.7 when not all Lender's have or (iii) any Lender is a Defaulting Lender, the Company shall have the right, if no Default or Event of Default then exists, to replace such Lender (a "Replaced Lender") with one or more other lenders (collectively, the "Replacement Lender") acceptable to the Agent, provided that (x) at the time of any replacement pursuant to this Section 3.10, the Replacement Lender shall enter into one or more Assignment and Acceptances, pursuant to which the Replacement Lender shall acquire the Commitments and outstanding Advances and other obligations of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum of (A) the amount of principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender, (B) the amount of all accrued, but theretofore unpaid, fees owing to the Replaced Lender under Section 2.3 and (C) the amount which would be payable by the Company to the Replaced Lender pursuant to Section 3.9 or 3.11 if the Borrowers prepaid at the time of such replacement all of the Loans of such Replaced Lender outstanding at such time and (y) all obligations of the Company then owing to the Replaced Lender (other than those specifically described in clause (x) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement. Upon the execution of the respective Assignment and Acceptances, the payment of amounts referred to in clauses (x) and (y) above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Company, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder. The provisions of this Agreement (including without limitation Sections 3.9 and 8.5) shall continue to govern the rights and obligations of a Replaced Lender with respect to any Loans made or any other actions taken by such lender while it was a Lender. Nothing herein shall release any Defaulting Lender from any obligation it may have to the Company, the Agent or any other Lender. Each Lender agrees to take such actions, at the Company's expense, as may be reasonably necessary to effect the foregoing if it shall become a Replaced Lender.

            3.11 Applicable Lending Installation. Each Lender and the Agent may make and books its Loans and, in the case of the Agent, issue Letters of Credit, at any Applicable Lending Installation(s) selected by such Lender or the Agent, as the case may be, and each Lender and the Agent may change its Applicable Lending Installation(s) from time to time. Each Lender may, by written notice to the Agent and the applicable Borrower, designate one or more Applicable Lending Installations which are to make and book Loans and for whose account Loan payments are to be made. The Agent may, by written notice to the applicable Borrower, designate one or more Applicable Lending Installations which are to issue and book Letters of Credit and for whose accounts Loan payments and Letter of Credit reimbursements are to be made and through which its functions are to be performed. All terms of this Agreement shall apply to any such Applicable Lending Installation(s) and the Notes shall be deemed held by each Lender and the Agent, as the case may be, for the benefit of such Applicable Lending Installation.

                                   ARTICLE IV.

                         REPRESENTATIONS AND WARRANTIES

            The Company represents and warrants to the Lenders and the Agent that:

            4.1 Corporate Existence and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, and is duly qualified to do business, and is in good standing, in all additional jurisdictions where such qualification is necessary under applicable law, except where the failure to be so qualified would not have a Material Adverse Effect. The Company and each Guarantor has all requisite corporate power to own or lease the properties used in its business and to carry on its business as now being conducted and as proposed to be conducted, and to execute and deliver the Loan Documents to which it is a party and to engage in the transactions contemplated by the Loan Documents.

            4.2 Corporate Authority. The execution, delivery and performance by the Company and each Guarantor of the Loan Documents have been duly authorized by all necessary corporate action and are not in contravention of any law, rule or regulation, or any judgment, decree, writ, injunction order or award of any arbitrator, court or governmental authority, or of the terms of the Company's or any Guarantor's charter or by-laws, or of any contract or undertaking to which the Company or any Guarantor is a party or by which the Company or any Guarantor or their respective property may be bound or affected or result in the imposition of any Lien except for Permitted Liens.

            4.3 Binding Effect. Each Loan Document to which it is a party is the legal, valid and binding obligation of the Company and each Guarantor enforceable against the Company and each Guarantor in accordance with their respective terms.

            4.4 Subsidiaries. Schedule 4.4 hereto correctly sets forth the corporate name, jurisdiction of incorporation and ownership of each Subsidiary of the Company. Each such Subsidiary and each corporation becoming a Subsidiary of the Company after the date hereof is and will be a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is and will be duly qualified to do business in each additional jurisdiction where such qualification is or may be necessary under applicable law, except where the failure to be so qualified would not have a Material Adverse Effect. Each Subsidiary of the Company has and will have all requisite corporate power to own or lease the properties used in its business and to carry on its business as now being conducted and as proposed to be conducted. All outstanding shares of capital stock of each class of each Subsidiary of the Company have been and will be validly issued and are and will be fully paid and nonassessable and, except as otherwise indicated in Schedule
4.4 hereto or disclosed in writing to the Lender from time to time, are and will be owned, beneficially and of record, by the Company or another Subsidiary of the Company free and clear of any Liens, except for Permitted Liens.

            4.5 Litigation. Except as set forth in Schedule 4.5 hereto, there is no action, suit or proceeding pending or, to the best of the Company's knowledge, threatened against or affecting the Company or any of its Subsidiaries before or by any court, governmental authority or arbitrator, which if adversely decided might result, either individually or collectively, in any Material Adverse Effect and, to the best of the Company's knowledge, there is no basis for any such action, suit or proceeding.

            4.6 Financial Condition. The Consolidated balance sheet of the Company and its Subsidiaries and the Consolidated statements of income, and cash flow of the Company and its Subsidiaries for the fiscal year ended December 31, 1997 and reported on by Ernst & Young LLP, independent certified public accountants, and the interim Consolidated balance sheet and interim Consolidated statements of income, and cash flow of the Company and its Subsidiaries, as of or for the three month period ended on March 31, 1998, copies of which have been furnished to the Lenders, fairly present, and the financial statements of the Company and its Subsidiaries delivered pursuant to Section 5.1(d) will fairly present, the Consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof, and the Consolidated results of the operations of the Company and its Subsidiaries for the respective periods indicated, all in accordance with Generally Accepted Accounting Principles consistently applied (subject, in the case of said interim statements, to year-end audit adjustments and the absence of footnotes). There has been no Material Adverse Effect since December 31, 1997. There is no material Contingent Liability of the Company or any of its Subsidiaries that is not reflected in such financial statements or in the notes thereto. All Contingent Liabilities of the Company and its Subsidiaries as of the Effective Date are listed on Schedule
4.6 hereto.

            4.7 Use of Loans. The Company will use the proceeds of the Loans to pay off the indebtedness described in Section 2.5(g), to make acquisitions, to purchase aircraft and other equipment and for working capital and other general corporate purposes. Neither the Company nor any of its Subsidiaries extends or maintains, in the ordinary course of business, credit for the purposes, whether immediate, incidental, or ultimate, of buying or carrying margin stock (within the meaning of Regulations G, T, U or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan will be used for the purpose, whether immediate, incidental, or ultimate, of buying or carrying any such margin stock or maintaining or extending credit to others for such purpose. After applying the proceeds of each Loan, such margin stock will not constitute more than 25% of the value of the assets (either of the Company alone or of the Company and its Subsidiaries on a Consolidated basis) that are subject to any provisions of this Agreement that may cause the Advances to be deemed secured, directly or indirectly, by margin stock.

            4.8 Consents, Etc. No consent, approval or authorization of or declaration, registration or filing with any governmental authority or any nongovernmental Person or entity, including without limitation any creditor, lessor or stockholder of the Company or any of its Subsidiaries, is required on the part of the Company in connection with the execution, delivery and performance of the Loan Documents or the transactions contemplated hereby or as a condition to the legality, validity or enforceability of the Loan Documents.

            4.9 Taxes. The Company and its Subsidiaries have filed all tax returns (federal, state and local) required to be filed and have paid all taxes shown thereto to be due, including interest and penalties, or have established adequate financial reserves on their respective books and records for payment thereof. Neither the Company nor any of its Subsidiaries knows of any actual or proposed tax assessment or any basis therefor, and no extension of time for the assessment of deficiencies in any federal or state tax has been granted by the Company or any Subsidiary.

            4.10 Title to Properties. Except as otherwise disclosed in the latest year end balance sheet delivered pursuant to Section 4.6 or 5.1(d) of this Agreement, the Company or one or more of its Subsidiaries have good and marketable fee simple title to all of the real property, and a valid and indefeasible ownership interest in all of the other properties and assets reflected in said balance sheet or subsequently acquired by the Company or any Subsidiary. All of such properties and assets are free and clear of any Lien, except for Permitted Liens.

            4.11 ERISA. The Company, its Subsidiaries, their ERISA affiliates and their respective Plans are in compliance in all material respects with those provisions of ERISA and of the Code which are applicable with respect to any Plan. No Prohibited Transaction and no Reportable Event has occurred with respect to any such Plan. None of the Company, any of its Subsidiaries or any of their ERISA Affiliates is an employer with respect to any Multiemployer Plan. The Company, its Subsidiaries and their ERISA Affiliates have met the minimum funding requirements under ERISA and the Code with respect to each of their respective Plans, if any, and have not incurred any liability to the PBGC of any Plan. The execution, delivery and performance of this Agreement the Notes does not constitute a Prohibited Transaction. There is no material unfunded benefit liability, determined in accordance with Section 4001(a)(18) of ERISA, with respect to any Plan of the Company, its Subsidiaries or their ERISA Affiliates.

            4.12 Environmental and Safety Matters. The Company and each Subsidiary is in substantial compliance with all material federal, state and local laws, ordinances and regulations relating to safety and industrial hygiene or to the environmental condition, including without limitation all Environmental Laws in jurisdictions in which the Company or any Subsidiary owns or operates, or has owned or operated, a facility or site, or arranges or has arranged for disposal or treatment of hazardous substances, solid waste, or other wastes, accepts or has accepted for transport any hazardous substances, solid wastes or other wastes or holds or has held any interest in real property or otherwise. Except as disclosed on Schedule 4.12, no demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any governmental authority, private Person or entity or otherwise, arising under, relating to or in connection with any Environmental laws is pending or threatened against the Company or any of its Subsidiaries, any real property in which the Company or any such Subsidiary holds or has held an interest or any past or present operation of the Company or any Subsidiary. Neither the Company nor any of its Subsidiaries (a) is the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic substances, radioactive materials, hazardous wastes or related materials into the environment, (b) has received any notices of any toxic substances, radioactive materials, hazardous waste or related materials in, or upon any of its properties in violation of any Environmental Laws, or (c) knows of any basis for such investigation, notice or violation, except as disclosed on Schedule 4.12 hereto, and as to such matters disclosed on such Schedule, none will have a Material Adverse Effect. Except as disclosed on Schedule 4.12, to the best of the knowledge of the Company after due inquiry, no release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring or has occurred on, under or to any real property in which the Company or any of its Subsidiaries holds any interest or performs any of its operations, in violation of any Environmental Law.

            4.13 No Default. Neither the Company nor any Subsidiary is in default or has received any written notice of default under or with respect to any of its Contractual Obligations in any respect which could have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

            4.14 No Burdensome Restrictions. No Requirement of Law or Contractual Obligation applicable to the Company or any Subsidiary could have a Material Adverse Effect on the financial condition or business of the Company and its Subsidiaries.

            4.15 FAA Certifications. The Company is, and at all times will be a "Citizen of the United States" as defined in Section 40102(a)(15) of 490 U.S.C., an air carrier as to which the provisions of Section 1110 of the United States Bankruptcy Code apply, and an air carrier certificated under Sections 41102(a) and 44705 of 49 U.S.C.

            4.16 Airworthiness Certificates. An airworthiness certificate has been duly issued for each of the aircraft of the Company, all such airworthiness certificates are in full force and effect, each aircraft is in such operating condition, except for such repairs and maintenance in the ordinary course of business, as may be required to permit each such aircraft to be utilized in commercial charter operations and otherwise in material compliance with all applicable laws and regulations.

                                   ARTICLE V.

                                    COVENANTS

            5.1 Affirmative Covenants. The Company covenants and agrees that, until the Termination Date and thereafter until payment in full of the principal of and accrued interest on the Notes and the payment and performance of all other obligations and liabilities of the Company under the Loan Documents, unless the Required Lenders shall otherwise consent in writing, it shall, and shall cause each of its Subsidiaries to:

                  (a) Preservation of Corporate Existence, Etc. Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and its qualification as a foreign corporation in good standing in each jurisdiction in which such qualifications is necessary under applicable law, except where the failure to be so qualified would not have a Material Adverse Effect and the rights, licenses, permits (including those required under Environmental Laws and those required by the FAA), franchises, patents, copyrights, trademarks and trade names material to the conduct of its businesses; and defend all of the foregoing against all claims, actions, demands, suits or proceedings at law or in equity or by or before any governmental instrumentality or other agency or regulatory authority.

                  (b) Compliance with Laws, Etc. Comply in all material respects with all applicable laws, rules, regulations and orders of any governmental authority, whether federal, state, local or foreign (including without limitation ERISA, the Code, FAA regulations and Environmental Laws), in effect from time to time, except where the failure to so comply would not have a Material Adverse Effect; and pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income, revenues or property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might give rise to Liens upon such properties or any portion thereof, except to the extent that payment of any of the foregoing is then being contested in good faith by appropriate legal proceedings and with respect to which adequate financial reserves have been established on the books and records of the Company or such Subsidiary.

                  (c) Maintenance of Properties; Insurance. Maintain, preserve and protect all property that is material to the conduct of the business, as such business exists from time to time, of the Company or any of its Subsidiaries and keep such property in good repair, working order and condition and from time to time make, or cause to be made all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times in accordance with customary and prudent business practices for similar businesses; and maintain in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks, including fire and other risks insured against by extended coverage, with such deductibles and self insurance amounts as is usually carried by companies engaged in similar businesses and of similar sizes and owning similar properties similarly situated and maintain in full force and effect public liability insurance, insurance against claims for Personal injury or death or property damage occurring in connection with any of its activities or any of any properties owned, occupied or controlled by it, in such amount as it shall reasonably deem necessary, and maintain such other insurance as may be required by law or as may be reasonably requested by the Required Lenders for purposes of assuring compliance with this
Section 5.1(c).

                  (d) Reporting Requirements. Furnish to the Lenders and the Agent the following:

                        (i) Promptly and in any event within three calendar days after becoming aware of the occurrence of (A) any Event of Default or any event or condition which, with notice or lapse of time, or both, would constitute an Event of Default, (B) the commencement of any material litigation against, by or affecting the Company or any of its Subsidiaries, and any material developments therein, (C) entering into any material contract or undertaking that is not entered into in the ordinary course of business, (D) any formal investigation or enforcement action by the FAA, or by (E) any development in the business or affairs of the Company or any of its Subsidiaries which has resulted in or which is likely in the reasonable judgment of the Company, to result in a Material Adverse Effect, a statement of the chief financial officer or controller of the Company setting forth details of such Event of Default or such event or condition or such litigation and the action which the Company or such Subsidiary, as the case may be, has taken and proposes to take with respect thereto;

                        (ii) As soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, the Consolidated and consolidating balance sheet of the Company and its Subsidiaries as of the end of such quarter, and the related Consolidated and consolidating statements of income for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding fiscal year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief financial officer or controller of the Company as having been prepared in accordance with Generally Accepted Accounting Principles, together with a certificate of the chief financial officer or controller of the Company stating
(A) that no Event of Default or Default has occurred and is continuing or, if an Event of Default or Default has occurred and is continuing, a statement setting forth the details thereof and the action which the Company has taken and proposes to take with respect thereto, (B) that a computation (which computation shall accompany such certificate and shall be in reasonable detail) showing compliance with Section 5.2(a), (b) and (c) hereof is in conformity with the terms of this Agreement, and (C) that there have been no substantive changes in
Schedule 4.12;

                        (iii) As soon as available and in any event within 90 days after the end of each fiscal year of the Company, a copy of the Consolidated and consolidating balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and the related Consolidated and consolidating statements of income and the Consolidated statement of cash flow of the Company and its

Subsidiaries for such fiscal year, with a customary audit report of Ernst & Young LLP, or other independent certified public accountants selected by the Company and acceptable to the Required Lenders, without qualifications unacceptable to the Required Lenders, together with a certificate of such accountants stating that they have reviewed this Agreement and stating further whether, in the course of their review of such financial statements, they have become aware of any Event of Default or any Default, and together with a computation by the Company (which computation shall accompany such certificate and shall be in reasonable detail) showing compliance with Section 5.2 (a), (b) and (c) hereof is in conformity with the terms of this Agreement;

                        (iv) Promptly after the sending or filing thereof, copies of all reports, proxy statements and financial statements which the Company or any of its Subsidiaries sends to or files with any of their respective security holders or any securities exchange or the Securities and Exchange Commission or any successor agency thereof;

                        (v) Promptly and in any event within 10 calendar days after receiving or becoming aware thereof (A) a copy of any notice of intent to terminate any Plan of the Company, its Subsidiaries or any ERISA Affiliate filed with the PBGC, (B) a statement of the chief financial officer or controller of the Company setting forth the details of the occurrence of any Reportable Event with respect to any such Plan, (C) a copy of any notice that the Company, any of its Subsidiaries or any ERISA Affiliate may receive from the PBGC relating to the intention of the PBGC to terminate any such Plan or to appoint a trustee to administer any such Plan, or (D) a copy of any notice of failure to make a required installment or other payment within the meaning of Section 412(n) of the Code or Section 302(f) of ERISA with respect to any such Plan;

                        (vi) Promptly and in any event within ten days after receipt, a copy of any management letter or comparable analysis prepared by the auditors for the Company or any of its Subsidiaries;

                        (vii) Promptly upon the request of the Agent, current appraisals, in form satisfactory to the Agent and performed by an independent third party appraiser acceptable to the Agent, of such aircraft of the Company and its Subsidiaries as requested by the Agent; and

                        (viii) Promptly, such other information respecting the business, properties, operations or condition, financial or otherwise, of the Company or any of it Subsidiaries as any Lender or the Agent may from time to time reasonably request.

                  (e) Accounting; Access to Records, Books, Etc. Maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in accordance with Generally Accepted Accounting Principles and to comply with the requirements of this Agreement and, at any reasonable time and from time to time, permit any Lender or the Agent or any agents or representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Company and its Subsidiaries, and to discuss the affairs, finances and accounts of the Company and its Subsidiaries with their respective directors, officers, employees and independent auditors, and by this provision the Company does hereby authorize such Persons to discuss such affairs, finances and accounts with any Lender or the Agent.

                  (f) Further Assurances. Will execute and deliver, or cause to be executed and delivered within 30 days after request therefor by the Required Lenders or the Agent, a Guaranty for each Subsidiary of the Company, whether now existing or hereafter arising or formed, and all further instruments and documents and take all further action that may be necessary or desirable, or that the Agent may request, in order to give effect to, and to aid in the exercise and enforcement of the rights and remedies of the Lenders and the Agent under, the Loan Documents. In addition, the Company agrees to deliver to the Agent and the Lenders from time to time upon the acquisition or creation of any Subsidiary not listed in Schedule 4.4 hereto supplements to Schedule 4.4 such that such Schedule, together with such supplements, shall at all times accurately reflect the information provided for thereon.

            5.2 Negative Covenants. Until the Termination Date and thereafter until payment in full of the principal of and accrued interest on the Notes and the payment and performance of all other obligations and liabilities of the Company under the Loan Documents, the Company agrees that, unless the Required Lenders shall otherwise consent in writing it shall not, and shall not permit any of its Subsidiaries to:

                  (a) Net Worth. Permit or suffer the Consolidated Net Worth of the Company and its Subsidiaries at any time to be less than the sum of (i) $70,000,000, plus (ii) 50% of the Consolidated net income of the Company and its Subsidiaries, commencing with the fiscal year ending December 31, 1998, provided that, if such net income is negative in any fiscal year of the Company, the amount added for such fiscal year shall be zero and such amount shall not reduce the amount added pursuant to any other fiscal year.

                  (b) Funded Debt Ratio. Permit or suffer the Funded Debt Ratio to exceed 2.50 to 1.00 at any time.

                  (c) Cash Flow Coverage Ratio. Permit or suffer the Cash Flow Coverage Ratio to be less than 1.20 to 1.00 as of the end of any fiscal quarter thereafter.

                  (d) Liens. Create, incur or suffer to exist any Lien on any of the assets, rights, revenues or property, real, Personal or mixed, tangible or intangible, whether now owned or hereafter acquired, of the Company or any of its Subsidiaries, other than:

                        (i) Liens for taxes not delinquent or for taxes being contested in good faith by appropriate proceedings and as to which adequate financial reserves have been established on its books and records;

                        (ii) Liens (other than any Lien imposed by ERISA) created and maintained in the ordinary course of business which do not secure obligations for borrowed money and are not material in the aggregate and which would not have a Material Adverse Effect and which constitute (A) pledges or deposits under worker's compensation laws, unemployment insurance laws or similar legislation, (B) good faith deposits in connection with bids, tenders, contracts or leases to which the Company or any of its Subsidiaries is a party for a purpose other than borrowing money or obtaining credit, including rent security deposits, (C) Liens imposed by law, such as those of carriers, warehousemen and mechanics, if payment of the obligation secured thereby is not yet due, (D) Liens securing taxes, assessments or other governmental charges or levies not yet subject to penalties for nonpayment, except to the extent such Liens arise from nonpayment of any of such taxes or other assessments and governmental charges if such payment is then being contested in good faith by appropriate legal proceedings and with respect to which adequate financial reserves have been established on the books and records of the Company, and (E) pledges or deposits to secure public or statutory obligations of the Company or any of its Subsidiaries, or surety, customs or appeal bonds to which the Company or any of its Subsidiaries is a party;

                        (iii) Liens affecting real property which constitute minor survey exceptions or defects or irregularities in title, minor encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of such real property, provided that all of the foregoing, in the aggregate, do not at any time materially detract from the value of said properties or materially impair their use in the operation of the businesses of the Company or any of its Subsidiaries;

                        (iv) Each Lien existing on the Effective Date and described in Schedule 5.2(d) hereof, but no extension or renewal thereof shall be permitted; and

                        (v) Any Lien created to secure payment of a portion of the purchase price of, or existing at the time of acquisition of, any tangible fixed asset acquired by the Company or any of its Subsidiaries may be created or suffered to exist upon such fixed asset if the outstanding principal amount of the Indebtedness secured by such Lien does not at any time exceed the purchase price paid by the Company or such Subsidiary for such fixed asset and the aggregate principal amount of all Indebtedness secured by such Liens does not exceed $250,000; provided that such Lien does not encumber any other asset at any time owned by the Company or such Subsidiary, and provided, further, that not more than one such Lien shall encumber such fixed asset at any one time.

                  (e) Acquisitions; Merger; Etc. Purchase or otherwise acquire, whether in one or a series of transactions, all or a substantial portion of the business, assets, rights, revenues or property, real, Personal, or mixed, tangible or intangible, of any Person, or all or a substantial portion of the capital stock of or other ownership interest in any other Person; nor merge or consolidate or amalgamate with any other Person or take any other action having a similar effect, nor enter into any joint venture or similar arrangement with any other Person, provided, however, that this Section 5.2(e) shall not prohibit any of the foregoing transactions described in this Section 5.2(e) if each of the following conditions is satisfied: (i) the Company shall be the surviving or continuing corporation thereof, (ii) immediately after such merger or acquisition or other transaction, no Default or Event of Default shall exist or shall have occurred and be continuing and, prior to the consummation of such merger or acquisition or other transaction, the Company shall have provided to the Lenders an opinion of counsel and a certificate of the chief financial officer or controller of the Company (attaching computations to demonstrate compliance with all financial covenants hereunder after giving effect to such merger or acquisition and attaching such pro forma financial statements as may be reasonably requested by the Agent), each stating that such merger or acquisition or other transaction complies with this Section 5.2(e) and that any other conditions under this Agreement relating to such transaction have been satisfied, (iii) the board of directors of the corporation with which the Company or its Subsidiaries is involved in such transaction has approved the transaction, (iv) immediately after the consummation of such merger or acquisition or other transaction, the Company shall be able to borrow, but has not borrowed, at least $10,000,000 in Advances under Section 2.1(a), on a pro forma basis acceptable to the Agent, and (v) if any such merger, acquisition or other transaction involves aggregate consideration paid or payable in excess of $10,000,000, the Required Lenders shall have approved in writing such merger, acquisition or other transaction.

                  (f) Disposition of Assets; Etc. Sell, lease, license, transfer, assign or otherwise dispose of any its business, assets, rights, revenues or property, real, Personal or mixed, tangible or intangible, whether in one or a series of transactions, other than inventory sold in the ordinary course of business upon customary credit terms and sales of scrap or obsolete material or equipment, provided, however that this Section 5.2(f) shall not prohibit any such sale, lease, license, transfer, assignment or other disposition if the aggregate book value (disregarding any write-downs of such book value other than ordinary depreciation and amortization) of all of the business, assets, rights, revenues and property disposed of after the date of this Agreement shall be less than $2,500,000 in the aggregate for any calendar year and if, immediately after such transaction, no Default or Event of Default shall exist or shall have occurred and be continuing.

                  (g) Dividends and Other Restricted Payments. Make, pay, declare or authorize any dividend, payment or other distribution in respect of any class of its capital stock or any dividend, payment or distribution in connection with the redemption, purchase, retirement or other acquisition, directly or indirectly, of any shares of its capital stock other than such dividends, payments or other distributions to the extent payable solely in shares of the capital stock of the Company, if a Default or Event of Default shall exist or shall have occurred and be continuing, or would be caused thereby. For purposes of this Section 5.2(g), "capital stock" shall include capital stock and any securities exchangeable for or convertible into capital stock and any warrants, rights or other options to purchase or otherwise acquire capital stock or such securities.

                  (h) Loans and Advances. Make any loan or advance of any of its funds or property or make any other extension of credit to any Person other than
(i) advances by the Company to any of its Subsidiaries, (ii) advances by any Subsidiary of the Company to the Company or to another Subsidiary of the Company, and (iii) extensions of trade credit made in the ordinary course of business on customary credit terms and commission, travel and similar advances made to officers and employees in the ordinary course of business.

                  (i) Indebtedness. Create, incur, assume or in any manner become liable in respect of, or suffer to exist, any Indebtedness other than:

                        (i) The Advances;

                        (ii) The Indebtedness described in Schedule 5.2(i) hereto, but no increase in the amount thereof or extension thereof shall be permitted;

                        (iii) Indebtedness in aggregate outstanding principal amount not exceeding $250,000 which is secured by one or more liens permitted by
Section 5.2(d)(v) hereof;

                        (iv) Indebtedness of any Subsidiary of the Company owing to the Company or to any other Subsidiary of the Company;

                        (v) Other Indebtedness of the Company or any of its Subsidiaries owing to NBD Bank or its Affiliates; and

                        (vi) Other Indebtedness of the Company in aggregate amount not to exceed $50,000,000 and subject to such covenants, defaults, and other terms and conditions reasonably satisfactory to the Agent; provided that, prior to incurring any such Indebtedness, the Company shall demonstrate to the satisfaction of the Agent that it will be in compliance with all covenants and other terms and conditions contained in this Agreement and that no Default or Event of Default exists or would be caused thereby.

                  (j) Nature of Business. Make any substantial change in the nature of its business from that engaged in on the date of this Agreement or engage in any other businesses other than those in which it is engaged on the date of this Agreement.

                  (k) Transactions with Affiliates. Enter into, become a party to, or become liable in respect of, any contract or undertaking with any Affiliate except in the ordinary course of business and on terms not less favorable to the Company or such Subsidiary than those which could be obtained if such contract or undertaking were an arms length transaction with a Person other than an Affiliate.

                  (l) Additional Covenants. Additional Covenants. If at any time the Company or any Subsidiary shall enter into or be a party to any instrument or agreement, including all such instruments or agreements in existence as of the date hereof and all such instruments or agreements entered into after the date hereof, relating to or amending any terms or conditions applicable to any of its Indebtedness which includes covenants, terms, conditions or defaults not substantially provided for in this Agreement or more favorable to the lender or lenders thereunder than those provided for in this Agreement, then the Company shall promptly so advise the Agent and the Lenders. Thereupon, if the Agent shall request, upon notice to the Company, the Agent and the Lenders shall enter into an amendment to this Agreement or an additional agreement (as the Agent may request), providing for substantially the same covenants, terms, conditions and defaults as those provided for in such instrument or agreement to the extent required and as may be selected by the Agent.

                                   ARTICLE VI.

                                     DEFAULT

            6.1 Events of Default. The occurrence of any one of the following events or conditions shall be deemed an "Event of Default" hereunder unless waived pursuant to Section 8.1:

                  (a) Nonpayment. The Company shall fail to pay when due any principal of the Advances or, within five days after becoming due, shall fail to pay any interest on the Notes or any fees or any other amount payable hereunder; or

                  (b) Misrepresentation. Any representation or warranty made by the Company in Article IV hereof or in any other certificate, report, financial statement or other document furnished by or on behalf of the Company in connection with this Agreement, shall prove to have been incorrect in any material respect when made or deemed made; or

                  (c) Certain Covenants. The Company shall fail to perform or observe any term, covenant or agreement contained in Article V hereof, and any such failure shall remain unremedied for 10 calendar days after notice thereof shall have been given to the Company by the Agent; or

                  (d) Other Defaults. The Company or any Guarantor shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document, and any such failure shall remain unremedied for 15 calendar days after notice thereof shall have been given to the Company by the Agent; or

                  (e) Cross Default. The Company or any of its Subsidiaries shall fail to pay any part of the principal of, the premium, if any, or the interest on, or any other payment of money due under any of its Indebtedness (other than Indebtedness hereunder), beyond any period of grace provided with respect thereto, which individually or together with other such Indebtedness as to which any such failure exists has an aggregate outstanding principal amount in excess of $2,000,000; or if the Company or any of its Subsidiaries fails to perform or observe any other term, covenant or agreement contained in any agreement, document or instrument evidencing or securing any such Indebtedness having such aggregate outstanding principal amount, or under which any such Indebtedness was issued or created, beyond any period of grace, if any, provided with respect thereto if the effect of such failure is to cause or permit the holders of such Indebtedness (or trustee on behalf of such holders) to cause payment in respect of such Indebtedness to become due prior to its due date; or

                  (f) Judgments. One or more Judgments or orders for the payment of money in an aggregate amount of $2,000,000 shall be rendered against the Company or any of its Subsidiaries, or any other judgment or order (whether or not for the-payment of money) shall be rendered against or shall affect the Company or any of its Subsidiaries which causes or could cause a Material Adverse Effect, and either (i) such judgment or order shall have remained unsatisfied and the Company or such Subsidiary shall not have taken action necessary to stay enforcement thereof by reason of pending appeal or otherwise, prior to the expiration of the applicable period of limitations for taking such action or, if such action shall have been taken, a final order denying such stay shall have been rendered, or (ii) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order; or

                  (g) ERISA. The occurrence of a Reportable Event that results in or could result in liability of the Company, any Subsidiary of the Company or their ERISA Affiliates to the PBGC or to any Plan and such Reportable Event is not corrected within sixty (60) days after the occurrence thereof; or the occurrence of any Reportable Event which could constitute grounds for termination of any Plan of the Company, its Subsidiaries or their ERISA Affiliates by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer any such Plan and such Reportable Event is not corrected within sixty (60) days after the occurrence thereof; or the filing by the Company, any Subsidiary of the Company or any of their ERISA Affiliates of a notice of intent to terminate a Plan or the institution of other proceedings to terminate a Plan; or the Company, any Subsidiary of the Company or any of their ERISA Affiliates shall fail to pay when due any liability to the PBGC or to a Plan; or the PBGC shall have instituted proceedings to terminate, or to cause a trustee to be appointed to administer, any Plan of the Company, its Subsidiaries or their ERISA Affiliates; or any Person engages in a Prohibited Transaction with respect to any Plan which results in or could result in liability of the Company, any Subsidiary of the Company, any of their ERISA Affiliates, any Plan of the Company, its Subsidiaries or their ERISA

Affiliates or fiduciary of any such Plan; or failure by the Company, any Subsidiary of the Company or any of their ERISA Affiliates to make a required installment or other payment to any Plan within the meaning of Section 302(f) of ERISA or Section 412(n) of the Code that results in or could result in liability of the Company, any Subsidiary of the Company or any of their ERISA Affiliates to the PBGC or any Plan; or the withdrawal of the Company, any of its Subsidiaries or any of their ERISA Affiliates from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a) (2) of ERISA; or the Company, any of its Subsidiaries or any of their ERISA Affiliates becomes an employer with respect to any Multiemployer Plan without the prior written consent of the Required Lenders; or

                  (h) Insolvency, Etc. The Company or any of its Subsidiaries shall be dissolved or liquidated (or any judgment, order or decree therefor shall be entered), or shall generally not pay its debts as they become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or shall institute, or there shall be instituted against the Company or any of its Subsidiaries, any proceeding or case seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief or protection of debtors or seeking the entry of an order for relief, or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its assets, rights, revenues or property, and, if such proceeding is instituted against the Company or such Subsidiary and is being contested by the Company or such Subsidiary, as the case may be, in good faith by appropriate proceedings, such proceeding shall remain undismissed or unstayed for a period of 60 days: or the Company or such Subsidiary shall take any action (corporate or other) to authorize or further any of the actions described above in this subsection;

                  (i) Change in Control. Any Change in Control shall occur; or

                  (j) Loan Documents. Any material provision of any Loan Document shall at any time for any reason cease to be valid and binding and enforceable against any obligor thereunder, or the validity, binding effect or enforceability thereof shall be contested by any Person, or any obligor, shall deny that it has any or further liability or obligation thereunder, or any Loan Document shall be terminated invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to the Lenders and the Agent the benefits purported to be created thereby; or

                  (k) Laws and Regulations. Any material violation of the 49 U.S.C. or any FAA regulation applicable to the Company or the Guarantor or to any aircraft owned and/or operated by the Company or Guarantor or to any aircraft owned and/or operated by the Company or the Guarantor is not cured within 30 days; provided, however, that no Event of Default under this clause
(k) shall be deemed to exist if the Company and the Guarantors have commenced and diligently pursued appropriate action to cure such violation and such default may be and is cured within 30 days after such 30 day grace period; provided, further, that among other material violations, any violation resulting in a formal investigation or an enforcement action by the FAA shall be presumed material.

            6.2 Remedies.

                  (a) Upon the occurrence and during the continuance of any Event of Default, the Agent may and, upon being directed to do so by the Required Lenders, shall by notice to the Company

(i) terminate the Commitments or (ii) declare the outstanding principal of, and accrued interest on, the Notes, all unpaid reimbursement obligations in respect of drawings under Letters of Credit and all other amounts owing under this Agreement to be immediately due and payable, or (iii) demand immediate delivery of cash collateral, and the Company agrees to deliver such cash collateral upon demand, in an amount equal to the maximum amount that may be available to be drawn at any time prior to the stated expiry of all outstanding Letters of Credit, or any one or more of the foregoing, whereupon the Commitments shall terminate forthwith and all such amounts, including such cash collateral, shall become immediately due and payable, provided that in the case of any event or condition described in Section 6.1(h) with respect to the Company, the Commitments shall automatically terminate forthwith and all such amounts, including such cash collateral, shall automatically become immediately due and payable without notice; in all cases without demand, presentment, protest, diligence, notice of dishonor or other formality, all of which are hereby expressly waived. Such cash collateral delivered in respect of outstanding Letters of Credit shall be deposited in a special cash collateral account to be held by the Agent as collateral security for the payment and performance of the Company's obligations under this Agreement to the Lenders and the Agent.

                  (b) The Agent may and, upon being directed to do so by the Required Lenders, shall, in addition to the remedies provided in Section 6.2(a), exercise and enforce any and all other rights and remedies available to it, whether arising under the Loan Documents or under applicable law, in any manner deemed appropriate by the Agent, including suit in equity, action at law, or other appropriate proceedings, whether for the specific performance (to the extent permitted by law) of any covenant or agreement contained in any Loan Document or in aid of the exercise of any power granted in any Loan Document.

                  (c) Upon the occurrence and during the continuance of any Event of Default, each Lender may at any time and from time to time, without notice to the Company (any requirement for such notice being expressly waived by the Company set off and apply against any and all of the obligations of the Company now or hereafter existing under this Agreement, Whether owing to such Lender or any other Lender or the Agent, any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Company and any property of the Company from time to time in possession of such Lender, irrespective of whether or not such Lender shall have made any demand hereunder and although such obligations may be contingent and unmatured. The Company hereby grants to the Lenders and the Agent a lien on and security interest in all such deposits, indebtedness and property as collateral security for the payment and performance of the obligations of the Company under the Loan Documents. The rights of such Lender under this Section 6.2(c) are in addition to other rights and remedies (including, without limitation, other rights of setoff) which such Lender may have.

                  (d) Notwithstanding anything herein to the contrary, no payments of principal, interest or fees delivered to the Agent for the account of any Defaulting Lender shall be delivered by the Agent to such Defaulting Lender. Instead, such payments shall, for so long as such Defaulting Lender shall be a Defaulting Lender, be held by the Agent, and the Agent is hereby authorized and directed by all parties hereto to hold such funds in escrow and apply such funds as follows:

                        (i) First, if applicable to any payments due from such Defaulting Lender to the Agent, and

                        (ii) Second, to Loans required to be made by such Defaulting Lender on any borrowing date to the extent such Defaulting Lender fails to make such Loans.

Notwithstanding the foregoing, upon the termination of all Commitments and the payment and performance of all of the Advances and other obligations owing hereunder (other than those owing to a Defaulting Lender), any funds then held in escrow by the Agent pursuant to the preceding sentence shall be distributed to each Defaulting Lender, pro rata in proportion to amounts that would be due to each Defaulting Lender but for the fact that it is a Defaulting Lender.

                                  ARTICLE VII.
                            THE AGENT AND THE LENDERS

            7.1 Appointment and Authorization. Each Lender hereby irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto. The provisions of this Article VII are solely for the benefit of the Agent and the Lenders, and the Company shall not have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Company.

            7.2 Agent and Affiliates. NBD Bank in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise or refrain from exercising the same as though it were not the Agent. NBD Bank and its affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial advisory or other business with the Company, or any of its respective Subsidiaries as if it were not acting as Agent hereunder, and may accept fees and other consideration therefor without having to account for the same to the Lenders.

            7.3 Scope of Agent's Duties. The Agent shall have no duties or responsibilities except those expressly set forth herein, and shall not, by reason of this Agreement, have a fiduciary relationship with any Lender, and no implied covenants, responsibilities, duties, obligations or liabilities shall be read into this Agreement or shall otherwise exist against the Agent. As to any matters not expressly provided for by the Loan Documents (including, without limitation, collection and enforcement actioned under the Notes), the Agent shall not be required to exercise any discretion or take any action, but the Agent shall take such action or omit to take any action pursuant to the reasonable written instructions of the Required Lenders and may request instructions from the Required Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, pursuant to the written instructions of the Required Lenders (or all of the Lenders, as the case may be, in accordance with the requirements of this Agreement), which instructions and any action or omission pursuant thereto shall be binding upon all of the Lenders; provided, however, that the Agent shall not be required to act or omit to act if, in the judgment of the Agent, such action or omission may expose the Agent to Personal liability or is contrary to any Loan Document or applicable law.

            7.4 Reliance by Agent. The Agent shall be entitled to rely upon any certificate, notice, document or other communication (including any cable, telegram, telex, facsimile transmission or oral communication) believed by it to be genuine and correct and to have been sent or given by or on behalf of a proper Person. The Agent may treat the payee of any Note as the holder thereof unless and until the Agent receives written notice of the assignment thereof pursuant to the terms of this Agreement signed by such payee and the Agent receives the written agreement of the assignee that such assignee is bound hereby to the same extent as if it had been an original party hereto. The Agent may employ agents (including without limitation collateral agents) and may consult with legal counsel (who may be counsel for the Company), independent public accountants and other experts selected by it and shall not be liable to the Lenders, except as to money or property received by it or its authorized agents, for the negligence or misconduct of any such agent selected by it with reasonable care or for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

            7.5 Default. The Agent shall not be deemed to have knowledge of the occurrence of any Default or Event of Default, unless the Agent has received written notice from a Lender or the Company specifying such Default or Event of Default and stating that such notice is a "Notice of Default". In the event that the Agent receives such a notice, the Agent shall give written notice thereto to the Lenders.

            7.6 Liability of Agent. Neither the Agent nor any of its directors, officers, agents, or employees shall be liable to the Lenders for any action taken or not taken by it or them in connection herewith with the consent or at the request of the Required Lenders or in the absence of its or their own gross negligence or willful misconduct. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any recital, statement, warranty or representation contained in any Loan Document, or in any certificate, report, financial statement or other document furnished in connection with this Agreement, (ii) the performance or observance of any of the covenants or agreements of the Company, (iii) the satisfaction of any condition specified in
Article II hereof, or (iv) the validity, effectiveness, legal enforceability, value or genuineness of any Loan Documents or any collateral subject thereto or any other instrument or document furnished in connection herewith.

            7.7 Nonreliance on Agent and Other Lenders. Each Lender acknowledges and agrees that it has, independently and without reliance on the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Company and its Subsidiaries decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decision in taking or not taking action under this Agreement. The Agent shall not be required to keep itself informed as to the performance or observance by the Company of the Loan Documents or any other documents referred to or provided for herein or to inspect the properties or books of the Company or any Subsidiary and, except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any information concerning the affairs, financial condition or business of the Company, or any of its Subsidiaries which may come into the possession of the Agent or any of its Affiliates.

            7.8 Indemnification. The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Company, but without limiting any obligation of the Company to make such reimbursement), ratably according to the respective principal amounts of the Advances then outstanding made by each of them (or if no Advances are at the time outstanding, ratably according to the respective amounts of their Commitments), from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever (including, without limitation, fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or the transactions contemplated hereby or any action taken or omitted by the Agent under this Agreement, provided, however, that no Lender shall be liable for any portion of such claims, damages, losses, liabilities, costs or expenses resulting from the Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including without limitation fees and expenses of counsel) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Company but without limiting the obligation of the Company to make such reimbursement. Each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any amounts owing to the Agent by the Lenders pursuant to this Section. If the indemnity furnished to the Agent under this Section shall, in the judgment of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity from the Lenders and cease, or not commence, to take any action until such additional indemnity is furnished.

            7.9 Successor Agent. The Agent may resign as such at any time upon ten days' prior written notice to the Company and the Lenders. In the event of any such resignation, the Required Lenders shall, by an instrument in writing delivered to the Company and the Agent, appoint a successor, which shall be a commercial Lender organized under the laws of the United States or any State thereof and having a combined capital and surplus of at least $500,000,000. If a successor is not so appointed or does not accept such appointment before the Agent's resignation becomes effective, the retiring Agent may appoint a temporary successor to act until such appointment by the Required Lenders is made and accepted or if no such temporary successor is appointed as provided above by the retiring Agent, the Required Lenders shall thereafter perform all the duties of the Agent hereunder until such appointment by the Required Lenders is made and accepted. Any successor to the Agent shall execute and deliver to the Company and the Lenders an instrument accepting such appointment and thereupon such successor Agent, without further act, deed, conveyance or transfer shall become vested with all of the properties, rights, interests, powers, authorities and obligations of its predecessor hereunder with like effect as if originally named as Agent hereunder. Upon request of such successor Agent, the Company and the retiring Agent shall execute and deliver such instruments of conveyance, assignment and further assurance and do such other things as may reasonably be required for more fully and certainly vesting and confirming in such successor Agent all such properties, rights, interests, powers, authorities and obligations. The provisions of this Article VII shall thereafter remain effective for such retiring Agent with respect to any actions taken or omitted to be taken by such Agent while acting as the Agent hereunder.

            7.10 Sharing of Payments. The Lenders agree among themselves that, in the event that any Lender shall obtain payment in respect of any Advance or any other obligation owing to the Lenders under this Agreement through the exercise of a right of set-off, Lender's lien, counterclaim or otherwise in excess of its ratable share of payments received by all of the Lenders on account of the Advances and other obligations (or if no Advances are outstanding, ratably according to the respective amounts of the Commitments), such Lender shall promptly purchase from the other Lenders participation in such Advances and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all of the Lenders share such payment in accordance with such ratable shares. The Lenders further agree among themselves that if payment to a Lender obtained by such Lender through the exercise of a right of set-off, Lender's lien, counterclaim or otherwise as aforesaid shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by repurchase of participation theretofore sold, return its share of that benefit to each Lender whose payment shall have been rescinded or otherwise restored. The Company agrees that any Lender so purchasing such a participation may, to the fullest extent permitted by law, exercise all rights of payment, including set-off, Lender's lien or counterclaim, with respect to such participation as fully as if such Lender were a holder of such Advance or other obligation in the amount of such participation. The Lenders further agree among themselves that, in the event that amounts received by the Lenders and the Agent hereunder are insufficient to pay all such obligations or insufficient to pay all such obligations when due, the fees and other amounts owing to the Agent in such capacity shall be paid therefrom before payment of obligations owing to the Lenders under this Agreement. Except as otherwise expressly provided in this Agreement, if any Lender or the Agent shall fail to remit to the Agent or any other Lender an amount payable by such Lender or the Agent to the Agent or such other Lender pursuant to this Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to the Agent or such other Lender at a rate per annum equal to the rate at which borrowings are available to the payee in its overnight federal funds market. It is further understood and agreed among the Lenders and the Agent that if the Agent shall engage in any other transactions with the Company and shall have the benefit of any collateral or security therefor which does not expressly secure the obligations arising under this Agreement except by virtue of a so-called dragnet clause or comparable provision, the Agent shall be entitled to apply any proceeds of such collateral or security first in respect of the obligations arising in connection with such other transaction before application to the obligations arising under this Agreement.

            7.11 Withholding Tax Exemption. At least five Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States of America, or a state thereof, agrees that it will deliver to each of the Company and the Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes. Each Lender which so delivers a Form 1001 or 4224 further undertakes to deliver to each of the Company and the Agent two additional copies of such form (or a successor form) on or before the date that such form expires (currently, three successive calendar years for Form 1001 and one calendar year for Form 4224) or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Company or the Agent, in each case certifying that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Company and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax. Each Lender will promptly execute such other documents with respect to withholding or similar taxes in any jurisdiction other than United States or any State thereof if required to do so to avoid any such withholding tax or similar tax, provided that such Lender is legally entitled to do so and such Lender would not be materially prejudiced thereby. Each such Lender delivering such forms shall indemnify the Company and the Agent, and hold harmless the Company and the Agent from, all losses and damages suffered by the Company or the Agent for any inaccuracies in any such forms.

                                  ARTICLE VIII.
                                  MISCELLANEOUS

            8.1 Amendments, Etc. (a) No amendment, modification, termination or waiver of any provision of any Loan Document nor any consent to any departure therefrom shall be effective unless the same shall be in writing and signed by the Company and Required Lenders and, to the extent any rights or duties of the Agent may be affected thereby, the Agent, provided, however, that no such amendment, modification, termination, waiver or consent shall, without the consent of the Agent and all of the Lenders, (i) authorize or permit the extension of time for, or any reduction of the amount of, any payment of the principal of, or interest on, the Notes or any Letter of Credit reimbursement obligation, or any fees or other amount payable hereunder, or (ii) amend, extend or terminate the respective Commitments of any Lender set forth on the signature pages hereof or the definition of Required Lenders.

                  (b) Any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

                  (c) Notwithstanding anything herein to the contrary, no Defaulting Lender shall be entitled to vote (whether to consent or to withhold its consent) with respect to any amendment, modification, termination or waiver of any provision of this Agreement or any departure therefrom or any direction from the Lenders to the Agent, and, for purposes of determining the Required Lenders at any time when any Lender is in default under this Agreement, the Commitments and Advances of such defaulting Lenders shall be disregarded.

            8.2 Notices. (a) Except as otherwise provided in Section 8.2(c) hereof, all notices and other communications hereunder shall be in writing and shall be delivered or sent to the Company at 3939 International Gateway, Columbus, Ohio 43219, Attention: Chief Financial Officer or Controller, Facsimile No. (614) 238-1969, Telephone No. (614) 237-9777, and to the Agent and the Lenders at the respective addresses for notices set forth on the signatures pages hereof, or to such other address as may be designated by the Company, the Agent or any Lender by notice to the other parties hereto. All notices and other communications shall be deemed to have been given at the time of actual delivery thereof to such address, or, unless sooner delivered, (i) if sent by certified or registered mail, postage prepaid, to such address, on the third day after the date of mailing, (ii) if sent by telex, upon receipt of the appropriate answerback, or (iii) if sent by facsimile transmission, upon confirmation of receipt by telephone at the number specified for confirmation, provided, however, that notices to the Agent shall not be effective until received.

                  (b) Notices by the Company to the Agent with respect to terminations or reductions of the Commitments pursuant to Section 2.2, requests for Advances pursuant to Section 2.4, requests for continuations or conversions of Loans pursuant to Section 2.7 and notices of prepayment pursuant to Section
3.1 shall be irrevocable and binding on the Company.

                  (c) Any notice to be given by the Company to the Agent pursuant to Sections 2.4, 2.7 or 3.1 and any notice to be given by the Agent or any Lender hereunder, may be given by telephone, and all such notices given by the Company must be immediately confirmed in writing in the manner provided in
Section 8.2(a). Any such notice given by telephone shall be deemed effective upon receipt thereof by the party to whom such notice is to be given. The Company shall indemnify and hold harmless the Lenders and the Agent from any and all losses, damages, liabilities and claims arising from their good faith reliance on any such telephone notice.

            8.3 No Waiver By Conduct; Remedies Cumulative. No course of dealing on the part of the Agent or any Lender, nor any delay or failure on the part of the Agent or any Lender in exercising any right, power or privilege hereunder shall operate as a waiver of such right, power or privilege or otherwise prejudice the Agent's or such Lender's rights and remedies hereunder; nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right, power or privilege. No right or remedy conferred upon or reserved to the Agent or any Lender under any Loan Document is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right or remedy granted thereunder or now or hereafter existing under any applicable law. Every right and remedy granted by any Loan Document or by applicable law to the Agent or any Lender may be exercised from time to time and as often as may be deemed expedient by the Agent or any Lender and, unless contrary to the express provisions of any Loan Document, irrespective of the occurrence or continuance of any Default or Event of Default.

            8.4 Reliance on and Survival of Various Provisions. All terms, covenants, agreements, representations and warranties of the Company made herein or in any other Loan Document or in any certificate, report, financial statement or other document furnished by or on behalf of the Company in connection with this Agreement shall be deemed to be material and to have been relied upon by the Lenders, notwithstanding any investigation heretofore or hereafter made by any Lender or on such Lender's behalf, and those covenants and agreements of the Company set forth in Section 3.7, 3.9 and 8.5 hereof shall survive the repayment in full of the Advances and the termination of the Commitments.

            8.5 Expenses; Indemnification. (a) The Company agrees to pay, or reimburse the Agent for the payment of, on demand, (i) the reasonable fees and expenses of counsel to the Agent, including without limitation the fees and expenses of Dickinson Wright PLLC, in connection with the preparation, execution, delivery and administration of the Loan Documents and in connection with advising the Agent as to its rights and responsibilities with respect thereto, and in connection with any amendments, waivers or consents in connection therewith, and (ii) all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing or recording of the Loan Documents (or the verification of filing, recording, perfection or priority thereof) or the consummation of the transactions contemplated hereby, and any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes or fees, and (iii) all reasonable costs and expenses of the Agent and the Lenders (including reasonable fees and expenses of counsel and whether incurred through negotiations, legal proceedings or otherwise)) in connection with any Default or Event of Default or the enforcement of, or the exercise or preservation of any rights under, the Loan Documents or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement and (iv) all reasonable costs and expenses of the Agent and the Lenders (including reasonable fees and expenses of counsel) in connection with any action or proceeding relating to a court order, injunction or other process or decree restraining or seeking to restrain the Agent from paying any amount under, or otherwise relating in any way to, any Letter of Credit and any and all costs and expenses which any of them may incur relative to any payment under any Letter of Credit.

                  (b) The Company hereby indemnifies and agrees to hold harmless the Lenders and the Agent, and their respective officers, directors, employees and agents, harmless from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever which the Lenders or the Agent or any such Person may incur or which may be claimed against any of them by reason of or in connection with any Letter of Credit, and neither any Lender nor the Agent or any of their respective officers, directors, employees or agents shall be liable or responsible for: (i) the use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary in connection therewith; (ii) the validity, sufficiency or genuineness of documents or of any endorsement thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (iii) payment by the Agent to the beneficiary under any Letter of Credit against presentation of documents which do not comply with the terms of any Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; (iv) any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit; or (v) any other event or circumstance whatsoever arising in connection with any Letter of Credit; provided, however, that the Company shall not be required to indemnify the Lenders and the Agent and such other Persons, and the Lenders shall be liable to the Company to the extent, but only to the extent, of any direct, as opposed to consequential or incidental, damages suffered by the Company which were caused by (A) the Agent's wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit, or (B) the Agent's payment by the Agent to the beneficiary under any Letter of Credit against presentation of documents which do not comply with the terms of the Letter of

Credit to the extent, but only to the extent, that such payment constitutes gross negligence of wilful misconduct of the Agent. It is understood that in making any payment under a Letter of Credit the Agent will rely on documents presented to it under such Letter of Credit as to any and all matters set forth therein without further investigation and regardless of any notice or information to the contrary, and such reliance and payment against documents presented under a Letter of Credit substantially complying with the terms thereof shall not be deemed gross negligence or wilful misconduct of the Agent in connection with such payment. It is further acknowledged and agreed that the Company may have rights against the beneficiary or others in connection with any Letter of Credit with respect to which the Lenders are alleged to be liable and it shall be a precondition of the assertion of any liability of the Lenders under this Section that the Company shall first have exhausted all remedies in respect of the alleged loss against such beneficiary and any other parties obligated or liable in connection with such Letter of Credit and any related transactions.

                  (c) In consideration of the execution and delivery of this Agreement by each Lender and the extension of the Commitments, the Company hereby indemnifies, exonerates and holds the Agent, each Lender and each of their respective officers, directors, employees and agents (collectively, the "Indemnified Parties") free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys' fees and disbursements (collectively, the "Indemnified Liabilities"), incurred at any time by the Indemnified Parties or any of them as a result of, or arising out of, or relating to:

                        (i) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Advance;

                        (ii) the entering into and performance of this Agreement and any other agreement or instrument executed in connection herewith by any of the Indemnified Parties (including any action brought by or on behalf of the Company as the result of any determination by the Required Lenders not to fund any Advance);

                        (iii) any investigation, litigation or proceeding related to any acquisition or proposed acquisition by the Company or any of its Subsidiaries of any portion of the stock or assets of any Person, whether or not the Agent or such Lender is party thereto;

                        (iv) any investigation, litigation or proceeding related to any environmental cleanup, audit, compliance or other matter relating to the protection of the environment or the release by the Company or any of its Subsidiaries of any Hazardous Material; or

                        (v) the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releasing from, any real property owned or operated by the Company or any of its Subsidiaries of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, the Company or such Subsidiary, except for any such Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the activities of the Indemnified Party on the property of the Company conducted subsequent to a foreclosure on such property by the Lenders or by reason of the relevant Indemnified Party's gross negligence or willful misconduct or breach of this Agreement, and if and to the extent that the foregoing undertaking may be unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The Company shall be obligated to indemnify the Indemnified Parties for all Indemnified Liabilities subject to and pursuant to the foregoing provisions, regardless of whether the Company or any of its Subsidiaries had knowledge of the facts and circumstances giving rise to such Indemnified Liability.

            8.6 Successors and Assigns. (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that the Company may not, without the prior consent of the Lenders, assign its rights or obligations under any Loan Document and the Lenders shall not be obligated to make any Advance hereunder to any entity other than the Company.

                  (b) Any Lender may sell to any financial institution or institutions, and such financial institution or institutions may further sell, a participation interest (undivided or divided) in, the Advances and such Lender's rights and benefits under the Loan Documents, and to the extent of that participation interest such participant or participants shall have the same rights and benefits against the Company under Section 3.7, 3.9 and 6.2(c) as it or they would have had if such participant or participants were the Lender making the Advances to the Company hereunder, provided, however, that (i) such Lender's obligations under this Agreement shall remain unmodified and fully effective and enforceable against such Lender, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of its Notes for all purposes of this Agreement, (iv) the Company, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and (v) such Lender shall not grant to its participant any rights to consent or withhold consent to any action taken by such Lender or the Agent under this Agreement other than action requiring the consent of all of the Lenders hereunder.

                  (c) The Agent from time to time in its sole discretion may appoint agents for the purpose of servicing and administering this Agreement and the transactions contemplated hereby and enforcing or exercising any rights or remedies of the Agent provided under the Loan Documents or otherwise. In furtherance of such agency, the Agent may from time to time direct that the Company provide notices, reports and other documents contemplated by this Agreement (or duplicates thereof) to such agent. The Company hereby consents to the appointment of such agent and agrees to provide all such notices, reports and other documents and to otherwise deal with such agent acting on behalf of the Agent in the same manner as would be required if dealing with the Agent itself.

                  (d) Each Lender may, with the prior written consent of the Company (which shall not be unreasonably withheld and shall not be required if an Event of Default has occurred and is continuing or if such assignment is to another Lender) and the Agent, assign to one or more Lenders or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations, (ii) except in the case of an assignment of all of a Lender's rights and obligations under this Agreement, (A) the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000, and in integral multiples of $1,000,000 thereafter, or such lesser amount as the Company and the Agent may consent to and (B) after giving effect to each such assignment, the amount of the Commitment of the assigning Lender shall in no event be less than $5,000,000, (iii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance in the form of Exhibit D hereto (an "Assignment and Acceptance"), together with any Note or Notes subject to such assignment and a processing and recordation fee of $3,000, and (iv) any Lender may without the consent of the Company or the Agent, and without paying any fee, assign to any Affiliate of such Lender all of its rights and obligations under this Agreement. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

                  (e) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or the performance or observance by the Company of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in
Section 4.6 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

                  (f) The Agent shall maintain at its address designated on the signature pages hereof a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Company, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company or any Lender at any reasonable time and from time to time upon reasonable prior notice.

                  (g) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Company. Within five Business Days after its receipt of such notice, the Company shall execute and deliver to the Agent in exchange for the surrendered Note or Notes a new Note to the order of such assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment hereunder, a new Note to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit D hereto.

                  (h) The Company shall not be liable for any costs or expenses of any Lender in effectuating any participation or assignment under this Section 8.6.

                  (i) The Lenders may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.6, disclose to the assignee or participant or proposed assignee or participant any information relating to the Company.

                  (j) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in, or assign, all or any portion of its rights under this Agreement (including, without limitation, the Loans owing to it and the Note or Notes held by it) in favor of any Federal Reserve Lender in accordance with Regulation A of the Board of Governors of the Federal Reserve System; provided that such creation of a security interest or assignment shall not release such Lender from its obligations under this Agreement.

            8.7 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

            8.8 Governing Law. This Agreement is a contract made under, and shall be governed by and construed in accordance with, the law of the State of Michigan applicable to contracts made and to be performed entirely within such State and without giving effect to choice of law principles of such State. The Company and the Lenders further agree that any legal or equitable action or proceeding with respect to the Loan Documents or the transactions contemplated hereby shall be brought in any court of the State of Michigan, or in any court of the United States of America sitting in Michigan, and the Company and the Lenders hereby submit to and accept generally and unconditionally the jurisdiction of those courts with respect to its Person and property, and, in the case of the Company irrevocably appoints its chief financial officer as its agent for service of process and irrevocably consents to the service of process in connection with any such action or proceeding by Personal delivery to such agent or to the Company or by the mailing thereof by registered or certified mail, postage prepaid to the Company or such Guarantor at its address for notices pursuant to Section 8.2. Nothing in this paragraph shall affect the right of the Lenders and the Agent to serve process in any other manner permitted by law or limit the right of the Lenders or the Agent to bring any such action or proceeding against the Company or property in the courts of any other jurisdiction. The Company and the Lenders hereby irrevocably waives any objection to the laying of venue of any such action or proceeding in the above described courts.

            8.9 Table of Contents and Headings. The table of contents and the headings of the various subdivisions hereof are for the convenience of reference only and shall in no way modify any of the terms or provisions hereof.

            8.10 Construction of Certain Provisions. If any provision of this Agreement refers to any action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.

            8.11 Integration and Severability. The Loan Documents embody the entire agreement and understanding between the Company, the Guarantors, the Agent and the Lenders, and supersede all prior agreements and understandings, relating to the subject matter hereof. In case any one or more of the obligations of the Company under the Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Company shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Company under any Loan Document in any other jurisdiction.

            8.12 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any such covenant, the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or such condition exists.

            8.13 Interest Rate Limitation. Notwithstanding any provisions of any Loan Document, in no event shall the amount of interest paid or agreed to be paid by the Company exceed an amount computed at the highest rate of interest permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provision of any Loan Document at the time performance of such provision shall be due, shall involve exceeding the interest rate limitation validly prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligations to be fulfilled shall be reduced to an amount computed at the highest rate of interest permissible under applicable law, and if for any reason whatsoever any Lender shall ever receive as interest an amount which would be deemed unlawful under such applicable law such interest shall be automatically applied to the payment of principal of the Advances outstanding hereunder (whether or not then due and payable) and not to the payment of interest, or shall be refunded to the Company if such principal and all other obligations of the Company to the Lenders have been paid in full.

            8.14 Judgment and Payment.

            (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder by the Company in one currency into another currency, the Company agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the Agent could purchase the first currency with such other currency for the first currency on the Business Day immediately preceding the day on which the final judgment is given.

            (b) The obligations of the Company in respect of any sum due in Dollars to any party hereto or any holder of the obligations owing hereunder (the "Applicable Creditor") shall, notwithstanding any payment obligation or judgment in a currency (the "Payment Currency") other than Dollars, be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Payment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase Dollars with the Payment Currency; if the amount of Dollars so purchased is less than the sum originally due to the Applicable Creditor in Dollars, the Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Company contained in this Section 8.14 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

            8.15 Unification of Certain Currencies. Notwithstanding the commencement of the third stage of European Monetary Union ("EMU") (which as of the date of this Agreement is scheduled to occur on January 1, 1999), all Advances denominated in any Eligible Currency shall continue to be so denominated, interest rates with respect to Eurocurrency Rate Loans denominated in any Eligible Currency shall continue to be determined by reference to such Permitted Currency in accordance with the procedures specified in the definition of "Eurocurrency Rate", all calculations with respect to Advances outstanding in any Eligible Currency shall continue to be made in units of such currency, and the obligations of the Company with respect to payments of principal and interest on Advances outstanding in any Eligible Currency shall continue to be payable in such currency, all without regard to the conversion rates or rounding rules referred to in European Council Regulation 96/0249 (CNS). Following the commencement of the third stage of EMU and prior to the first issuance of euro-bank notes by the European Central Bank pursuant to Article 105A(1) of the Treaty Establishing the European Community, as amended, (which as of the date of this Agreement is scheduled to occur on January 1, 2002) the Company and the Lenders agree to negotiate in good faith an amendment to this Agreement, satisfactory in form and substance to the Company and the Lenders to modify this Agreement in light of EMU.

            8.16 Acknowledgments. The Company hereby acknowledges that:

                  (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

                  (b) none of the Agent or any Lender has any fiduciary relationship with or duty to such Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agent and the Lenders, on the one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

                  (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrowers and the Lenders.

            8.17 Year 2000 Problem. The Company and its Subsidiaries have reviewed the areas within their business and operations which could be adversely affected by, and have developed or are developing a program to address on a timely basis, the "Year 2000 Problem" (that is, the risk that computer applications used by the Company and its Subsidiaries may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999). Based on such review and program, the company reasonably believes that the "Year 2000 Problem" will not have a Material Adverse Effect.

            8.18 WAIVER OF JURY TRIAL. THE LENDERS, THE AGENT AND THE COMPANY, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT EITHER OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF ANY LOAN DOCUMENTS OR ANY RELATED INSTRUMENT OR AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY OF THEM. NEITHER ANY LENDER, THE AGENT, NOR THE COMPANY SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY ANY PARTY HERETO EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY SUCH PARTY.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written, which shall be the Effective Date of this Agreement.

                                        AIRNET SYSTEMS, INC.

                                        By /s/ William R. Sumser
                                          --------------------------------------

                                        Its Vice President, Finance
                                           -------------------------------------

Address for Notices:                    NBD BANK, as a Lender
                                        and as Agent

611 Woodward Avenue                     By /s/ Winifred S. Pinet
Detroit, Michigan 48226                   --------------------------------------

                                        Its First Vice President
                                           -------------------------------------

Attention: Michigan Banking Division

Facsimile No.: (313) 225-2290

Telephone No.:(313) 225-2227

Commitment amount for the period from and including the Effective Date but excluding the commitment Reduction Date: $36,400,000

Commitment amount for the period from and including the Commitment
  Reduction Date to and including the Termination Date: $28,000,000

Percentage of
  Total Commitments: 56.00%

Address for Notices:                    BANK ONE, N.A.

100 East Broad Street                   By /s/ D. Clark
Columbus, Ohio 43215                      --------------------------------------

                                        Its Vice President
                                           -------------------------------------

Attention: Christopher J. Gage

Facsimile No.: (614) ___-____

Telephone No.:(614) 248-5510

Commitment amount for the period from and including the Effective Date to but excluding the Commitment Reduction Date: $9,100,000

Commitment amount for the period from and including the Commitment
  Reduction Date to and including the Termination Date: $7,000,000

Percentage of
  Total Commitments: 14.00%

Address for Notices:                    KEYBANK NATIONAL ASSOCIATION

127 Public Square                       By /s/ Brendan A. Lawlor
Cleveland, Ohio 44114                     --------------------------------------

                                        Its Assistant Vice President
                                           -------------------------------------

Attention: Brendan Lawlor

Facsimile No.: (216) 689-4981

Telephone No.:(216) 689-5642

Commitment amount for the period from and including the Effective Date to but excluding the Commitment Reduction Date: $19,500,000

Commitment amount for the period from and including the Commitment
  Reduction Date to and including the Termination Date: $15,000,000

Percentage of
  Total Commitments: 30.00%

                        List of Exhibits and Schedules to
               Form of Loan Agreement dated as of August 1, 1998,
                     among AirNet Systems, Inc., the Lenders
                      Party Thereto and NBD Bank, as Agent

Exhibit
-------
   A                 Note

   B                 Request for Advance

   C                 Request for Continuation or Conversion of Loan

   D                 Assignment and Acceptance

Schedule
--------
  2.10               Extension Request

  4.4                Subsidiaries

  4.5                Litigation

  4.6                Contingent Liabilities

  4.12               Environmental matters

5.2 (d)              Liens

5.2 (i)              Indebtedness

Note: these exhibits and schedules are not being filed herewith. AirNet Systems, Inc. agrees to furnish a copy of any omitted Exhibit or Schedule to the Securities and Exchange Commission upon request.